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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ION Geophysical Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ION GEOPHYSICAL CORPORATION
2105 CityWest Boulevard, Suite 100
Houston, Texas 77042-2855
(281) 933-3339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 16, 2018

To ION's Shareholders:

        The 2018 Annual Meeting of Shareholders of ION Geophysical Corporation will be held in the offices of the Company located at 2105 CityWest Boulevard, Houston, Texas, on Wednesday, May 16, 2018, at 10:30 a.m., local time, for the following purposes:

          1.     Elect the three directors named in the attached Proxy Statement to our Board, each to serve for a three-year term;

          2.     Advisory (non-binding) vote to approve the compensation of our named executive officers;

          3.     Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm (independent auditors) for 2018; and

          4.     Consider any other business that may properly come before the annual meeting, or any postponement or adjournment of the meeting.

        ION's Board of Directors has set March 29, 2018, as the record date for the meeting. This means that owners of ION Common Stock at the close of business on that date are entitled to receive this notice of meeting and vote at the meeting and any adjournments or postponements of the meeting.

        Your vote is very important, and your prompt cooperation in voting your proxy is greatly appreciated. Whether or not you plan to attend the meeting, please sign, date and return your enclosed proxy card as soon as possible so that your shares can be voted at the meeting.

By Authorization of the Board of Directors
Matthew Powers Executive Vice President, General Counsel and Corporate Secretary
April 13, 2018 Houston, Texas

ION GEOPHYSICAL CORPORATION
2105 CityWest Boulevard, Suite 100
Houston, Texas 77042-2855
(281) 933-3339

April 13, 2018

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 16, 2018

        Our Board of Directors (the "Board") is furnishing you this proxy statement (this "Proxy Statement") to solicit proxies on its behalf to be voted at the 2018 Annual Meeting of Shareholders ("Annual Meeting") of ION Geophysical Corporation ("ION"). The Annual Meeting will be held at 2105 CityWest Boulevard, Houston, Texas, on May 16, 2018, at 10:30 a.m., local time. Directions to the annual meeting are also provided in this Proxy Statement under "About the Meeting—Where will the Annual Meeting be held?"

        The matters intended to be acted upon are:

          1.     Elect the three directors named in the attached Proxy Statement to our Board, each to serve for a three-year term;

          2.     Advisory (non-binding) vote to approve the compensation of our named executive officers;

          3.     Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm (independent auditors) for 2018; and

          4.     Consider any other business that may properly come before the annual meeting, or any postponement or adjournment of the meeting.

        The Board of Directors recommends voting in favor of the nominees listed in the Proxy Statement, the approval of the compensation of our named executive officers and the ratification of the appointment of Grant Thornton LLP.

        The mailing address of our principal executive offices is 2105 CityWest Boulevard, Suite 100, Houston, Texas 77042-2855. We are mailing the proxy materials to our shareholders beginning on or about April 13, 2018. All properly completed and returned proxies for the annual meeting will be voted at the Annual Meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the Annual Meeting. The proxies also may be voted at any adjournments or postponements of the Annual Meeting.

        Only owners of record of our outstanding shares of our Common Stock, par value $0.01 ("Common Stock") on March 29, 2018 are entitled to vote at the Annual Meeting, or at adjournments or postponements of the Annual Meeting. Each owner of Common Stock on the record date is entitled to one vote for each share of Common Stock held. On March 29, 2018, there were 14,077,730 shares of Common Stock issued and outstanding.

        When used in this Proxy Statement, "ION Geophysical," "ION," "Company," "we," "our," "ours" and "us" refer to ION Geophysical Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

Important Notice Regarding the Availability of Proxy Materials
For the Annual Shareholders' Meeting to be held on May 16, 2018

The Proxy Statement and our 2017 annual report to shareholders are available at www.iongeo.com under "Investor Relations—Investor Materials—
Annual Report & Proxy Statement."

2018 PROXY STATEMENT HIGHLIGHTS

        This summary highlights information contained elsewhere in our Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Board Nominees

					Committee Memberships
		Director Since
Name	Age		Occupation	Independent	Audit	Comp	Gov	Fin
R. Brian Hanson	53	2012	President, Chief Executive Officer and Director of ION
Zheng HuaSheng	51	2018	Executive Vice President of BGP Inc., China National Petroleum Corporation	*
James M. Lapeyre, Jr.	65	1998	Chairman of the Board of ION and President of Laitram L.L.C.	*	*	*	*

Executive Compensation Highlights

        ION is committed to paying for performance. We provide the majority of compensation to our executives through programs in which the amounts ultimately received vary to reflect our performance. Our executive compensation programs evolve and are adjusted over time to support our business goals and to promote both near-term and long-term profitable company growth.

        The majority of cash compensation is paid through base salary and under our annual incentive cash plan. Payment under our annual incentive cash plan is based on company performance relative to financial goals and on individual performance. Under our annual incentive cash plan, cash compensation reflects near-term (annual) business performance of the Company.

        Awards of stock appreciation rights ("SARs") and equity awards (consisting of stock options, restricted stock and restricted stock units) are used to align compensation with the long-term interests of our shareholders by focusing our executive officers on total shareholder return. Equity and SARs awards generally become fully vested in either three or four years after the grant date, so that compensation realized under the awards reflects the long-term performance of our Common Stock.

        In setting executive officer compensation, the Compensation Committee evaluates individual performance reviews of the executive officers and compensation of a "peer" group consisting of companies participating in various relevant compensation surveys, including the 2017 Mercer Total Compensation Survey for the Energy Sector.

        Total compensation for each executive officer varies with ION's performance in achieving strategic and financial objectives and with individual performance. Each executive officer's compensation is designed to reward his or her contribution to ION's results. Our executive officers' 2018 compensation also reflects adjustments arising from our normal annual process of assessing pay competitiveness. Year-over-year changes in salaries and equity award levels also reflect promotions, individual performance and competitive market adjustments. The following table shows the total direct compensation granted by the Compensation Committee to our named executive officers in 2017, 2016 and 2015 (except for Mr. Powers, who did not become a named executive officer until 2017):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total Direct Compensation ($)
R. Brian Hanson	2017	558,689	—	—	—	1,200,000	1,758,689
President, Chief Executive Officer	2016	540,000	—	341,900	203,817	720,000	1,805,717
and Director	2015	560,769	—	294,633	215,164	750,000	1,820,566
Steven A. Bate	2017	350,484	—	—	—	450,000	800,484
Executive Vice President and	2016	337,500	—	170,950	101,909	337,500	947,859
Chief Financial Officer	2015	350,481	—	134,474	98,200	351,562	934,717
Matthew R. Powers	2017	220,664	—	168,600	291,540	165,000	845,804
Executive Vice President, General
Counsel and Corporate Secretary
Christopher T. Usher	2017	353,808	—	—	—	347,000	700,808
Executive Vice President and Chief	2016	340,704	—	59,686	50,954	272,500	723,844
Operating Officer, Operations Optimization	2015	353,808	—	64,501	47,119	227,136	692,564
Kenneth G. Williamson	2017	361,905	—	—	—	508,000	869,905
Executive Vice President and Chief	2016	348,492	—	70,875	71,336	260,000	750,703
Operating Officer, E&P Technology &	2015	361,895	—	159,611	116,565	261,368	899,439
Services

 ABOUT THE MEETING

What is a proxy, a proxy solicitation and a proxy statement?

        A proxy is your legal designation of another person to vote the stock you own on your behalf. That other person is also referred to as a "proxy." A proxy solicitation is a request that a corporate shareholder authorize another person to cast the shareholder's vote at a corporate meeting. Our Board has designated R. Brian Hanson and James M. Lapeyre, Jr. as proxies for the Annual Meeting of Shareholders. By completing and submitting the enclosed proxy card, you are giving Mr. Hanson and Mr. Lapeyre the authority to vote your shares in the manner you indicate on your proxy card. A proxy statement is an informational document that the regulations of the Securities and Exchange Commission ("SEC") require us to give you when we ask you, in a proxy solicitation, to sign a proxy card designating individuals as proxies to vote on your behalf.

Who is soliciting my proxy?

        Our Board is soliciting proxies on its behalf to be voted at the Annual Meeting. All costs of soliciting the proxies will be paid by ION. Copies of solicitation materials will be furnished to banks, brokers, nominees and other fiduciaries and custodians to forward to beneficial owners of Common Stock held by such persons. ION will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation materials. In addition to solicitations by mail, some of ION's directors, officers and other employees, without extra compensation, might supplement this solicitation by telephone, personal interview or other communication. ION has also retained Georgeson LLP to assist with the solicitation of proxies from banks, brokers, nominees and other holders, for a fee not to exceed $11,500 plus reimbursement for out-of-pocket expenses.

What are the voting rights of holders of Common Stock?

        Each outstanding share of Common Stock is entitled to one vote on each matter considered at the Annual Meeting.

What is the difference between a "shareholder of record" and a shareholder who holds stock in "street name"?

        If your shares are registered directly in your name, you are a shareholder of record. If your shares are registered in the name of your broker, bank or similar organization, then you are the beneficial owner of shares held in street name.

Where will the Annual Meeting be held?

        ION's 2018 Annual Meeting of Shareholders will be held on the 1st Floor of 2105 CityWest Boulevard in Houston, Texas.

        Directions:    The site for the Annual Meeting is located on CityWest Boulevard off of West Sam Houston Parkway South ("Beltway 8"), near the intersection of Beltway 8 and Briar Forest Drive. Traveling south on the Beltway 8 feeder road after Briar Forest Drive, turn right on Del Monte Drive. Enter Garage Entrance 3 on your immediate left. Advise the guard that you are attending the ION Annual Meeting. You may be required to show your driver's license or other photo identification. The guard will then direct you where to park in the visitors section of the parking garage. The guard can also direct you to 2105 CityWest Boulevard, which is directly south of the garage. Once in the building, check in at the security desk where you will then be directed to the first floor receptionist.

What is the effect of not voting?

        It depends on how ownership of your shares is registered. If you are a shareholder of record, your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement. Assuming a quorum is obtained, your unvoted shares will not be treated as a vote for or against a proposal. Depending on the circumstances, if you own your shares in street name, your broker or bank may represent your shares at the Annual Meeting for purposes of obtaining a quorum. As described in the answer to the question immediately following, in the absence of your voting instruction, your broker may or may not vote your shares.

If I don't vote, will my broker vote for me?

        If you own your shares in street name and you do not vote, your broker may vote your shares in its discretion on proposals determined to be "routine matters" under the rules of the New York Stock Exchange ("NYSE"). With respect to "non-routine matters," however, your broker may not vote your shares for you. Where a broker cannot vote your shares on non-routine matters because he has not received any instructions from you regarding how to vote, the number of unvoted shares on those matters is reported as "broker non-votes." These "broker non-vote" shares are counted toward the quorum requirement, but, generally speaking, they do not affect the determination of whether a matter is approved. See "—How are abstentions and broker non-votes counted?" below. The election of directors and the advisory vote on executive compensation are not considered to be routine matters under current NYSE rules, so your broker will not have discretionary authority to vote your shares held in street name on those matters. The proposal to ratify the appointment of Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm is considered to be a routine matter on which brokers will be permitted to vote your shares without instructions from you.

What is the record date and what does it mean?

        The record date for the Annual Meeting of Shareholders is March 29, 2018. The record date is established by the Board as required by Delaware law (the state in which we are incorporated). Holders of Common Stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

How can I revoke a proxy?

        A shareholder can revoke a proxy prior to the vote at the Annual Meeting by (a) giving written notice to the Corporate Secretary of ION, (b) delivering a later-dated proxy or (c) voting in person at the Annual Meeting. Written notice to the Corporate Secretary should be sent to Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 100, Houston, Texas 77042-2855. If you hold shares through a bank or broker, you must contact that bank or broker in order to revoke any prior voting instructions.

What constitutes a quorum?

        The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock constitutes a quorum. We need a quorum of shareholders to hold a validly convened Annual Meeting. If you have submitted your proxy, your shares will be counted toward the quorum. If a quorum is not present, the chairman may adjourn the Annual Meeting, without prior notice other than by announcement at the Annual Meeting, until the required quorum is present. As of the record date, 14,077,730 shares of Common Stock were outstanding. Thus, the presence of the holders of Common Stock representing at least 7,038,866 shares will be required to establish a quorum.

What are my voting choices when voting for director nominees, and what vote is needed to elect directors?

        In voting on the election of the director nominees to serve until the 2021 Annual Meeting of Shareholders, shareholders may vote in one of the following ways:

  (a)
  in favor of all nominees,

  (b)
  withhold votes as to all nominees or

  (c)
  withhold votes as to a specific nominee.

        Directors will be elected by a plurality of the votes of the shares of Common Stock present or represented by proxy at the Annual Meeting. This means that director nominees receiving the highest number of "for" votes will be elected as directors. Votes "for" and "withheld" are counted in determining whether a plurality has been cast in favor of a director. Under ION's Corporate Governance Guidelines, any director nominee who receives a greater number of votes "withheld" from his election than votes "for" such election shall promptly tender to the Board his resignation following certification of the results of the shareholder vote. For a more complete explanation of this requirement and process, please see "Item 1—Election of Directors—Board of Directors and Corporate Governance—Majority Voting Procedure for Directors" below.

        If you vote, you may not abstain from voting for purposes of the election of directors. Shareholders are not permitted to cumulate their votes in the election of directors.

        The Board recommends a vote "FOR" all of the nominees.

What are my voting choices when casting an advisory vote to approve the compensation of our named executive officers?

        In casting an advisory vote to approve the compensation of our named executive officers, shareholders may vote in one of the following ways:

  (a)
  in favor of the advisory vote to approve our executive compensation,

  (b)
  against the advisory vote to approve our executive compensation or

  (c)
  abstain from voting.

        The advisory vote to approve the compensation of our named executive officers will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

        The Board recommends a vote "FOR" this proposal.

What are my voting choices when voting on the ratification of the appointment of Grant Thornton as our independent registered public accounting firm—or independent auditors—and what vote is needed to ratify their appointment?

        In voting to ratify the appointment of Grant Thornton as independent auditors for 2018, shareholders may vote in one of the following ways:

  (a)
  in favor of ratification,

  (b)
  against ratification or

  (c)
  abstain from voting on ratification.

        The proposal to ratify the appointment of Grant Thornton will require the affirmative vote of a majority of the votes cast on the proposal by holders of Common Stock in person or represented by proxy at the Annual Meeting.

        The Board recommends a vote "FOR" this proposal.

Will any other business be transacted at the Annual Meeting? If so, how will my proxy be voted?

        We do not know of any business to be transacted at the Annual Meeting other than those matters described in this Proxy Statement. We believe that the periods specified in our Amended and Restated Bylaws (our "Bylaws") for submitting proposals to be considered at the Annual Meeting have passed and no proposals were submitted. However, should any other matters properly come before the Annual Meeting, and should any adjournments or postponements of the Annual Meeting be proposed, shares with respect to which voting authority has been granted to the proxies will be voted by the proxies in accordance with the proxies' respective judgment.

What if I do not specify a choice for a matter when submitting my proxy?

        Shareholders should specify their choice for each matter on their proxy. If no instructions are given, in a proxy that is properly submitted, that proxy will be voted "FOR" the election of all director nominees, "FOR" the non-binding advisory vote to approve our Company's executive compensation and "FOR" the proposal to ratify the appointment of Grant Thornton as independent auditors for 2018.

How are abstentions and broker non-votes counted?

        Abstentions are counted for purposes of determining whether a quorum is present at the Annual Meeting. A properly submitted proxy marked "withhold" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

        With respect to (i) the proposal regarding the advisory vote on executive compensation and (ii) the proposal to ratify the appointment of the independent auditors, an abstention from voting on either such proposal will be counted as present in determining whether a quorum is present but will not be counted in determining the total votes cast on such proposal. Thus, abstentions will have no effect on the outcome of the vote on these proposals.

        Broker non-votes will have no effect on the outcome of the vote on any of the proposals.

What is the deadline for submitting proposals to be considered for inclusion in the 2019 proxy statement and for submitting a nomination for director of ION for consideration at the Annual Meeting of Shareholders in 2019?

        Shareholder proposals requested to be included in our 2019 proxy statement must be received by ION no later than December 14, 2018. A proper director nomination may be considered at ION's 2019 Annual Meeting of Shareholders only if the proposal for nomination is received by ION not later than December 14, 2018. Proposals and nominations should be directed to Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 100, Houston, Texas 77042-2855.

Will I have electronic access to the proxy materials and Annual Report?

        The notice of Annual Meeting, Proxy Statement and 2017 Annual Report to Shareholders are posted on ION's Internet website at www.iongeo.com under "Investor Relations—Investor Materials—Annual Report & Proxy Statement".

How can I obtain a copy of ION's Annual Report on Form 10-K?

        A copy of our 2017 Annual Report on Form 10-K, as amended (without schedules or exhibits) forms a part of our 2017 Annual Report to Shareholders, which is enclosed with this Proxy Statement. You may obtain an additional copy of our 2017 Form 10-K, as amended, at no charge by sending a written request to Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 100, Houston, Texas 77042-2855. Our Forms 10-K and 10-K/A are also available (i) through the Investor Relations section of our website at www.iongeo.com and (ii) with exhibits on the SEC's website at http://www.sec.gov.

        Please note that the contents of these and any other websites referenced in this Proxy Statement are not incorporated by reference herein. Further, our references to the URLs for these and other websites listed in this Proxy Statement are intended to be inactive textual references only.

 ITEM 1—ELECTION OF DIRECTORS

        Our Board consists of eight members. The Board is divided into three classes. Members of each class are elected for three-year terms and until their respective successors are duly elected and qualified, unless the director dies, resigns, retires, is disqualified or is removed. Our shareholders elect the directors in a designated class annually. Directors in Class I, which is the class of directors to be elected at the Annual Meeting, will serve on the Board until our annual meeting in 2021 (except in the case of any earlier death, resignation, retirement, disqualification or removal).

        The current Class I directors are R. Brian Hanson, Zheng HuaSheng and James M. Lapeyre, Jr. and their current terms will expire when their successors are elected and qualified at the Annual Meeting. At its meeting on February 6, 2018, the Board approved the recommendation of the Governance Committee that Messrs. Hanson, Hao Huimin and Lapeyre be nominated to stand for reelection at the Annual Meeting to hold office until our 2021 Annual Meeting and until their successors are elected and qualified.

        In April 2018, Mr. Hao stepped down from his role as director. BGP, pursuant to their rights under the Investor Rights Agreement (further described under "—Certain Transactions and Relationships" below), had nominated Mr. Zheng HuaSheng to replace Mr. Hao. In April 2018, the Board unanimously approved Mr. Zheng's appointment to the Board and resolved that Mr. Zheng be nominated to stand for reelection at the upcoming Annual Meeting, to hold office until our 2021 Annual Meeting and until his successor is elected and qualified.

        We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce the number of directors.

        The Board of Directors recommends a vote "FOR" the election of R. Brian Hanson, Zheng HuaSheng and James M. Lapeyre, Jr.

        The biographies of each of the nominees and continuing directors below contains information regarding the person's service as a director, business experience, education, director positions and the experiences, qualifications, attributes or skills that caused the Governance Committee and our Board to determine that the person should serve as a director for the Company:

Class I Director Nominees for Re-Election for Term Expiring In 2021

R. BRIAN HANSON	Director since 2012

        Mr. Hanson, age 53, has been our President and Chief Executive Officer since January 1, 2012. He joined ION in May 2006 as our Executive Vice President and Chief Financial Officer and was appointed our President and Chief Operating Officer in August 2011. Prior to joining ION, Mr. Hanson served as the Executive Vice President and Chief Financial Officer of Alliance Imaging, Inc., a NYSE-listed provider of diagnostic imaging services to hospitals and other healthcare providers, from July 2004 until November 2005. From 1998 to 2003, Mr. Hanson held a variety of positions at Fisher Scientific International, Inc., a NYSE-listed manufacturer and supplier of scientific and healthcare products and services, including Vice President Finance of the Healthcare group from 1998 to 2002 and Chief Operating Officer from 2002 to 2003. From 1986 until 1998, Mr. Hanson served in various positions with Culligan Water Conditioning, an international manufacturer of water treatment products and producer and retailer of bottled water products, most recently as Vice President of Finance and Chief Financial Officer. Mr. Hanson received a Bachelor's degree in engineering from the University of New Brunswick and a Master of Business Administration degree from Concordia University in Montreal.

        Mr. Hanson's day-to-day leadership and involvement with our Company provides him with personal knowledge regarding our operations. In addition, Mr. Hanson's financial experience and skills and technical background enable the Board to better understand and be informed with regard to our Company's operations, prospects and financial condition.

ZHENG HUASHENG	Director since 2018

        Mr. Zheng, age 51, has been employed by China National Petroleum Corporation ("CNPC"), China's largest oil company, and its affiliates in various positions of increasing responsibility since 1994. Since 2018, he has been Executive Vice President of BGP Inc., China National Petroleum Corporation ("BGP"). BGP is a subsidiary of CNPC and is the world's largest land seismic contractor. From 1994 to 1997, Mr. Zheng was Legal Representative & Financial Supervisor, Ecuador Branch. From 1997 to 1998, he was Representative of the Sudan Office of BGP International. From 1998 to 1999, Mr. Zheng was Manager of Strategy & Planning Department, BGP International. From 1999 to 2003, Mr. Zheng was Vice President of BGP International. From 2005 to 2009, Mr. Zheng was President of BGP International and Assistant President of BGP. From 2010 to 2018, Mr. Zheng was Vice President of BGP. He holds a Masters of Business Administration degree from the University of Calgary, Haskayne School of Business.

        Mr. Zheng has over 20 years of experience in geophysical program management, particularly in international business. Mr. Zheng's position with BGP and his extensive knowledge of the global seismic industry enables our Board to receive current input and advice reflecting the perspectives of our seismic contractor customers. In addition, our land equipment joint venture with BGP and the ever-increasing importance of China in the global economy and the worldwide oil and gas industry has elevated our commercial involvement with China and Chinese companies. Mr. Zheng's insights with regard to issues relating to China provide our Board with a valuable resource.

        Mr. Zheng was appointed to our Board of Directors under the terms of the Company's Investor Rights Agreement with BGP. Under the agreement, BGP is entitled to designate one individual to serve as a member of our Board unless BGP's ownership of our Common Stock falls below 10%. In April of 2018, Mr. Zheng replaced Hao Huimin, BGP's most recent appointee to our Board.

JAMES M. LAPEYRE, JR.	Director since 1998

        Mr. Lapeyre, age 65, served as Chairman of our Board from 1999 until January 1, 2012, and again from January 1, 2013 until present. During 2012, Mr. Robert P. Peebler held the role of Executive Chairman and Mr. Lapeyre served as Lead Independent Director. Mr. Lapeyre has been President of Laitram L.L.C., a privately-owned, New Orleans-based manufacturer of food processing equipment and modular conveyor belts, and its predecessors since 1989. Mr. Lapeyre joined our Board when we bought the DigiCOURSE marine positioning products business from Laitram in 1998. Mr. Lapeyre is Chairman of the Governance Committee and a member of the Audit and Compensation Committees of our Board. He holds a Bachelor of Art degree in history from the University of Texas and Master of Business Administration and Juris Doctorate degrees from Tulane University.

        Mr. Lapeyre's status as a significant shareholder of our Company enables our Board to have direct access to the perspective of our shareholders and ensures that the Board will take into consideration the interests of our shareholders in all Board decisions. In addition, Mr. Lapeyre has extensive knowledge regarding the marine products and technology that we acquired from Laitram in 1998.

Class II Director—Term Expiring In 2019

DAVID H. BARR	Director since 2010

        From May 2011 until December 2012, Mr. Barr, age 68, served as the President and Chief Executive Officer of Logan International Inc., a Calgary-based Toronto Stock Exchange (TSX)-listed manufacturer and provider of oilfield tools and services. In 2009, Mr. Barr retired from Baker Hughes Incorporated, an oilfield services and equipment provider, after serving for 36 years in various manufacturing, marketing, engineering and product management functions. At the time of his retirement, Mr. Barr was Group President—Eastern Hemisphere, responsible for all Baker Hughes products and services for Europe, Russia/Caspian, Middle East, Africa and Asia Pacific. From 2007 to 2009, he served as Group President—Completion & Production, and from 2005 to 2007, as Group President—Drilling and Evaluation. Mr. Barr served as President of Baker Atlas, a division of Baker Hughes Inc., from 2000 to 2005, and served as Vice President, Supply Chain Management for the Cameron division of Cameron International Corporation from 1999 to 2000. Prior to 1999, he held positions of increasing responsibility within Baker Hughes Inc. and its affiliates, including Vice President—Business Process Development and various leadership positions with Hughes Tool Company and Hughes Christensen. Mr. Barr initially joined Hughes Tool Company in 1972 after graduating from Texas Tech University with a Bachelor of Science degree in mechanical engineering. Since 2011, he has also been serving on the Board of Directors, Compensation Committee, and as, Chairman of the Safety and Social Responsibility Committee of Enerplus Corporation (a NYSE- and TSX-listed independent oil and gas exploration and production ("E&P") company). He formerly served on the Board of Directors and Compensation Committee of Logan International Inc., and on the Board of Directors and Audit, Remuneration and Governance Committees of Hunting PLC, a London Stock Exchange-listed provider of energy services. Mr. Barr is a member of the Compensation and Governance Committees of our Board.

        Mr. Barr's more than 36 years of experience in the oilfield equipment and services industry provides a uniquely valuable industry perspective for our Board. While at Baker Hughes, Mr. Barr obtained experience within a wide range of company functions, from engineering to group President. His breadth of experience enables him to better understand and inform the Board regarding a range of issues and decisions involved in the operation of our business, including development of business strategy.

FRANKLIN MYERS	Director since 2001

        Mr. Myers, age 65, has served as a Senior Advisor of Quantum Energy Partners, a private equity firm for the global energy industry, since February 2013. From 2009 to 2012, he was an Operating Advisor with Paine & Partners, LLC, a private equity firm focused on leveraged buyout transactions. Prior to joining Paine & Partners, Mr. Myers was employed by Cameron International Corporation, an international manufacturer of oil and gas flow control equipment, as Senior Vice President, General Counsel and Corporate Secretary (from 1995 to 1999), President of the Cooper Energy Services Division (from 1998 until 2001), Senior Vice President (from 2001 to 2003), Senior Vice President and Chief Financial Officer (from 2003 to 2008) and Senior Advisor (from 2008 to 2009). Prior to joining Cameron, he was Senior Vice President and General Counsel of Baker Hughes Incorporated, an oilfield services and equipment provider, and an attorney and partner with the law firm of Fulbright & Jaworski L.L.P. in Houston, Texas. Mr. Myers also currently serves on the Boards of Directors of Comfort Systems USA, Inc. (a NYSE-listed provider of heating, ventilation and air conditioning services), HollyFrontier Corporation (a NYSE-listed independent oil refining and marketing company), and NCS Multistage (a manufacturer of down-hole tubular equipment). From September 2010 until March 15, 2018, Mr. Myers served on the Board of Directors of Forum Energy Technology, Inc. (a NYSE-listed oilfield equipment manufacturing company). Mr. Myers is Chairman of the Compensation Committee, co-Chairman of the Finance Committee and a member of the Governance Committee of our Board. He holds a Bachelor of Science degree in industrial engineering from Mississippi State University and a Juris Doctorate degree with Honors from the University of Mississippi.

        Mr. Myers' extensive experience as both a financial and legal executive makes him uniquely qualified as a valuable member of our Board and the Chairman of our Compensation Committee. While at Cameron, Baker Hughes and Fulbright & Jaworski, Mr. Myers was responsible for numerous successful finance and acquisition transactions, and his expertise gained through those experiences have proved to be a significant resource for our Board. In addition, Mr. Myers' service on Boards of Directors of other NYSE-listed companies enables Mr. Myers to observe and advise on favorable governance practices pursued by other public companies.

S. JAMES NELSON, JR.	Director since 2004

        Mr. Nelson, age 76, joined our Board in 2004. In 2004, Mr. Nelson retired from Cal Dive International, Inc. (now named Helix Energy Solutions Group, Inc.), a marine contractor and operator of offshore oil and gas properties and production facilities, where he was a founding shareholder, Chief Financial Officer (prior to 2000), Vice Chairman (from 2000 to 2004) and a Director (from 1990 to 2004). From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc., a NYSE-traded company with $1 billion in annual revenues and the former parent company of Cal Dive. From 1980 to 1985, Mr. Nelson served as Chief Financial Officer of Apache Corporation, an oil and gas E&P company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen & Co. where, from 1976 to 1980, he was a partner serving on the firm's worldwide oil and gas industry team. Mr. Nelson also currently serves on the Board of Directors and Audit Committees of Oil States International, Inc. (a NYSE-listed diversified oilfield services company) and W&T Offshore, Inc. (a NYSE-listed oil and natural gas E&P company), where he was appointed to the Governance Committee in late 2016. From 2010 until October 2012, Mr. Nelson also served on the Board of Directors and Audit and Compensation Committees of the general partner of Genesis Energy LP, an operator of oil and natural gas pipelines and provider of services to refineries and industrial gas users. From 2005 until the Company's sale in 2008, he served as a member of the Board of Directors, a member of the Compensation Committee and Chair of the Audit Committee of Quintana Maritime, Ltd., a provider of dry bulk cargo shipping services based in Athens, Greece. Mr. Nelson, who is also a Certified Public Accountant, is Chairman of the Audit Committee and co-Chairman of the Finance Committee of our Board. He holds a Bachelor of Science degree in accounting from Holy Cross College and a Master of Business Administration degree from Harvard University.

        Mr. Nelson is an experienced financial leader with the skills necessary to lead our Audit Committee. His service as Chief Financial Officer of Cal Dive International, Inc., Diversified Energies, Inc. and Apache Corporation, as well as his years with Arthur Andersen & Co., make him a valuable asset to ION, both on our Board and as the Chairman of our Audit Committee, particularly with regard to financial and accounting matters. In addition, Mr. Nelson's service on audit committees of other companies enables Mr. Nelson to remain current on audit committee best practices and current financial reporting developments within the energy industry.

Class III Director—Term Expiring In 2020

MICHAEL C. JENNINGS	Director since 2010

        Mr. Jennings, age 52, is Chairman of the Board of Directors of HollyFrontier Corporation, a NYSE-listed independent oil refining and marketing company and served as the Company's President & Chief Executive Officer from 2011 to 2016. Prior to joining HollyFrontier, Mr. Jennings was the President, Chief Executive Officer and Chairman of the Board of Frontier Oil Corporation, an independent oil refining and marketing company. Mr. Jennings joined HollyFrontier in July 2011 when

Frontier Oil merged with Holly Corporation to form HollyFrontier. Prior to his appointment to President and Chief Executive Officer of Frontier in January 2009, Mr. Jennings served as Frontier's Executive Vice President and Chief Financial Officer. From 2000 until joining Frontier in 2005, Mr. Jennings was employed by Cameron International Corporation as Vice President and Treasurer. From 1998 until 2000, he was Vice President Finance & Corporate Development of Unimin Corporation, a producer of industrial minerals. From 1995 to 1998, Mr. Jennings was employed by Cameron International Corporation as Director, Acquisitions and Corporate Finance. Mr. Jennings also serves as Chairman of the Board of Directors of Holly Energy Partners, a NYSE-listed master limited partnership partially owned by HollyFrontier Corporation. Mr. Jennings is a member of the Audit and Finance Committees of our Board of Directors. He holds a Bachelor of Arts degree in economics and government from Dartmouth College and a Master of Business Administration degree in finance and accounting from the University of Chicago.

        Mr. Jennings' experience in the global oil refining, marketing and oilfield services businesses enables him to advise the Board on customer and industry issues and perspectives. Given his extensive experience in executive, financial, treasury and corporate development matters, Mr. Jennings is able to provide the Board with expertise in corporate leadership, financial management, corporate planning and strategic development, thereby supporting the Board's efforts in overseeing and advising on strategic and financial matters.

JOHN N. SEITZ	Director since 2003

        Mr. Seitz, age 66, has been Chairman and Chief Executive Officer of GulfSlope Energy, Inc., an OTC-listed independent E&P company exploring for oil and gas using advanced seismic imaging, since 2013. From 1977 to 2003, Mr. Seitz held positions of increasing responsibility at Anadarko Petroleum Company, serving most recently as a Director and as President and Chief Executive Officer. Mr. Seitz is a Trustee of the American Geological Institute Foundation. Mr. Seitz currently serves on the Investment Committee for Sheridan Production Company, LLC, a privately held oil & gas company with interests in Texas, Oklahoma and Wyoming. He formerly serviced on the Board of Directors for Endeavor International, Inc., Constellation Energy Partners LLC, and Gulf United Energy, Inc. Mr. Seitz is a member of the Compensation and Governance Committees of our Board. Mr. Seitz holds a Bachelor of Science degree in geology from the University of Pittsburgh, a Master of Science degree in geology from Rensselaer Polytechnic Institute and is a Certified Professional Geoscientist in Texas. He also completed the Advanced Management Program at the Wharton School of Business.

        Mr. Seitz' extensive experience as a leader of global E&P companies has proven to be an important resource for our Board when considering industry and customer issues. In addition, Mr. Seitz' geology background and expertise assists the Board in better understanding industry trends and issues.

Board of Directors and Corporate Governance

        Governance Initiatives.    ION is committed to excellence in corporate governance and maintains clear practices and policies that promote good corporate governance. We review our governance practices and update them, as appropriate, based upon Delaware law, rules and listing standards of the NYSE, SEC regulations and practices recommended by our outside advisors.

        Examples of our corporate governance initiatives include the following:

  •
  Seven of our eight Board members are independent of ION and its management. R. Brian Hanson, our President and Chief Executive Officer, is not independent because he is an employee of ION.

  •
  All members of the principal standing committees of our Board—the Audit Committee, the Governance Committee and the Compensation Committee—are independent.

  •
  The independent members of our Board and each of the principal committees of our Board meet regularly without the presence of management. The members of the Audit Committee meet regularly with representatives of our independent registered public accounting firm without the presence of management. The members of the Audit Committee also meet regularly with our Director of Internal Audit without the presence of other members of management.

  •
  Our Audit Committee has at least one member who qualifies as a "financial expert" in accordance with Section 407 of the Sarbanes-Oxley Act of 2002.

  •
  The Board has adopted written Corporate Governance Guidelines to assist its members in fulfilling their responsibilities.

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  Under our Corporate Governance Guidelines, Board members are required to offer their resignation from the Board if they retire or materially change the position they held when they began serving as a director on the Board.

  •
  We comply with and operate in a manner consistent with regulations prohibiting loans to our directors and executive officers.

  •
  Members of our Disclosure Committee, consisting of management employees and senior finance and accounting employees, review all quarterly and annual reports before filing with the SEC.

  •
  We have a dedicated hotline and website available to all employees to report ethics and compliance concerns, anonymously if preferred, including concerns related to accounting, accounting controls, financial reporting and auditing matters. The hotline and website are administered and monitored by an independent hotline monitoring company. The Board has adopted a policy and procedures for the receipt, retention and treatment of complaints and employee concerns received through the hotline or website. The policy is available on our website at http://ir.iongeo.com/phoenix.zhtml?c=101545&p=irol-govhighlights.

  •
  On an annual basis, each director and each executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with ION in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

  •
  We have included as Exhibits 31.1 and 31.2 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2017, filed with the SEC, certificates of our Chief Executive Officer and Chief Financial Officer, respectively, certifying as to the quality of our public disclosure. In addition, in 2017, we submitted to the NYSE a certificate of our Chief Executive Officer certifying that he is not aware of any violation by ION of the NYSE corporate governance listing standards.

  •
  Our internal audit controls function maintains critical oversight over the key areas of our business and financial processes and controls, and provides reports directly to the Audit Committee.

  •
  We have a compensation recoupment (clawback) policy that applies to our current and former executive officers. The policy is available on our website at http://ir.iongeo.com/phoenix.zhtml?c=101545&p=irol-govhighlights.

  •
  We have stock ownership guidelines for our non-employee directors and senior management.

  •
  Our employment contracts with our Chief Executive Officer, Chief Financial Officer and other employees do not contain a "single-trigger" change of control severance provision or entitle the employee to tax gross-up benefits.

        Majority Voting Procedure for Directors.    Our Corporate Governance Guidelines require a mandatory majority voting, director resignation procedure. Any director nominee in an uncontested election who receives a greater number of votes "withheld" from his election than votes "for" such election is required to promptly tender to the Board his resignation following certification of the shareholder vote. Upon receipt of the resignation, the Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance Committee's recommendation within 120 days following certification of the shareholder vote. The Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director's resignation. Thereafter, the Board will promptly disclose its decision whether to accept the director's resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K furnished to the SEC.

        Code of Ethics.    We have adopted a Code of Ethics that applies to all members of our Board and all of our employees, including our principal executive officer, principal financial officer, principal accounting officer and all other senior members of our finance and accounting departments. An updated version of our Code of Ethics was approved by the Board on November 4, 2014. We require all employees to adhere to our Code of Ethics in addressing legal and ethical issues encountered in conducting their work. The Code of Ethics requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, promote full and accurate financial reporting and otherwise act with integrity and in ION's best interest. Every year our management employees and senior finance and accounting employees affirm their compliance with our Code of Ethics and other principal compliance policies. New employees acknowledge receipt and compliance with Company policies through an online onboarding portal, after the employment offer has been accepted.

        We have made our Code of Ethics, Corporate Governance Guidelines, charters for the principal standing committees of our Board and other information that may be of interest to investors available on the Investor Relations section of our website at http://ir.iongeo.com/phoenix.zhtml?c=101545&p=irol-govhighlights. Copies of this information may also be obtained by writing to us at ION Geophysical Corporation, Attention: Corporate Secretary, 2105 CityWest Boulevard, Suite 100, Houston, Texas 77042-2855. Amendments to, or waivers from, our Code of Ethics will also be available on our website and reported as may be required under SEC rules; however, any technical, administrative or other non-substantive amendments to our Code of Ethics may not be posted.

        Please note that the preceding Internet address and all other Internet addresses referenced in this Proxy Statement are for information purposes only and are not intended to be a hyperlink. Accordingly, no information found or provided at such Internet addresses or at our website in general is intended or deemed to be incorporated by reference herein.

        Lead Independent Director.    James M. Lapeyre, Jr. serves as our Chairman of the Board. Under NYSE corporate governance listing standards, Mr. Lapeyre has also been designated as our Lead Independent Director and presiding non-management director to lead non-management directors meetings of the Board. Our non-management directors meet at regularly scheduled executive sessions without management, over which Mr. Lapeyre presides. The powers and authority of the Lead Independent Director also include the following:

  •
  Advise and consult with the Chief Executive Officer, senior management and the Chairperson of each Committee of the Board, as to the appropriate information, agendas and schedules of Board and Committee meetings;

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  Advise and consult with the Chief Executive Officer and senior management as to the quality, quantity and timeliness of the information submitted by the Company's management to the independent directors;

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  Recommend to the Chief Executive Officer and the Board the retention of advisers and consultants to report directly to the Board;

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  Call meetings of the Board or executive sessions of the independent directors;

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  Develop the agendas for and preside over executive sessions of the Board's independent directors;

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  Serve as principal liaison between the independent directors, and the Chief Executive Officer and senior management, on sensitive issues, including the review and evaluation of the Chief Executive Officer; and

  •
  Coordinate with the independent directors in respect of each of the foregoing.

Certain of the duties and powers described above are to be conducted in conjunction with our Chairman of the Board if the Lead Independent Director is not also the Chairman of the Board.

        Communications to Board and Lead Independent Director.    Shareholders and other interested parties may communicate with the Board and our Lead Independent Director or non-management independent directors as a group by writing to "Chairman of the Board" or "Lead Independent Director," c/o Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 100, Houston, Texas 77042-2855. Inquiries sent by mail will be reviewed by our Corporate Secretary and, if they pertain to the functions of the Board or committees of the Board or if the Corporate Secretary otherwise determines that they should be brought to the intended recipient's attention, they will be forwarded to the intended recipient. Concerns relating to accounting, internal controls, auditing or compliance matters will be brought to the attention of our Audit Committee and handled in accordance with procedures established by the Audit Committee.

        Our Corporate Secretary's review of these communications will be performed with a view that the integrity of this process be preserved. For example, items that are unrelated to the duties and responsibilities of the Board, such as personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, service or product complaints, requests for donations, business solicitations or advertisements, will not be forwarded to the directors. In addition, material that is considered to be hostile, threatening, illegal or similarly unsuitable will not be forwarded. Except for these types of items, the Corporate Secretary will promptly forward written communications to the intended recipient. Within the above guidelines, the independent directors have granted the Corporate Secretary discretion to decide what correspondence should be shared with ION management and independent directors.

        2017 Meetings of the Board and Shareholders.    During 2017, the Board held six meetings and the four standing committees of the Board held a total of 12 meetings. The rate of attendance by our directors at such meetings was 100%. We do not require our Board members to attend our Annual Meeting of Shareholders; however, seven of our directors were present at our Annual Meeting held in May 2017.

        Independence.    In determining independence, each year the Board determines whether directors have any "material relationship" with ION. When assessing the "materiality" of a director's relationship with ION, the Board considers all relevant facts and circumstances, not merely from the director's standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm's length in the ordinary course of business and whether the services are being provided substantially on the same terms to ION as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. Factors that the Board may consider when determining independence for purposes of this determination include (1) not being a current employee of ION or having been employed by ION within the last three years; (2) not having an immediate family member who is, or who has been within the last three years, an executive officer of ION; (3) not personally receiving or having an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 per year in direct compensation from ION other than director and committee fees; (4) not being employed or having an immediate family member employed within the last three years as an executive officer of another company of which any current executive officer of ION serves or has served, at the same time, on that company's compensation committee; (5) not being an employee of or a current partner of, or having an immediate family member who is a current partner of, a firm that is ION's internal or external auditor; (6) not having an immediate family member who is a current employee of such an audit firm who personally works on ION's audit; (7) not being or having an immediate family member who was within the last three years a partner or employee of such an audit firm and who personally worked on ION's audit within that time; (8) not being a current employee, or having an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, ION for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company's consolidated gross revenues; or (9) not being an executive officer of a charitable organization to which, within the preceding three years, ION has made charitable contributions in any single fiscal year that has exceeded the greater of $1 million or 2% of such organization's consolidated gross revenues.

        Our Board has affirmatively determined that, with the exception of R. Brian Hanson, who is our President and Chief Executive Officer and an employee of ION, no director has a material relationship with ION within the meaning of the NYSE's listing standards, and that each of our directors (other than Mr. Hanson) is independent from management and from our independent registered public accounting firm, as required by NYSE listing standard rules regarding director independence.

        Our Chairman and Lead Independent Director, Mr. Lapeyre, is an executive officer and significant shareholder of Laitram, L.L.C., a company with which ION has ongoing contractual relationships, and Mr. Lapeyre and Laitram together owned approximately 8.8% of our outstanding Common Stock as of February 28, 2018. Our Board has determined that these contractual relationships have not interfered with Mr. Lapeyre's demonstrated independence from our management, and that the services performed by Laitram for ION are being provided at arm's length in the ordinary course of business and substantially on the same terms to ION as those prevailing at the time from unrelated parties for comparable transactions. In addition, the services provided by Laitram to ION resulted in payments by ION to Laitram in an amount less than 1% of Laitram's 2017 consolidated gross revenues. As a result of these factors, our Board has determined that Mr. Lapeyre, along with each of our other non-management directors, is independent within the meaning of the NYSE's director independence standards. For an explanation of the contractual relationship between Laitram and ION, please see "—Certain Transactions and Relationships" below.

        Our director, Mr. Zheng, is employed as Executive Vice President of BGP. For an explanation of the relationships between BGP and ION, please see "—Certain Transactions and Relationships" below.

        Risk Oversight.    Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting ION's business strategy is a key part of its assessment of the Company's appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. The Board also regularly reviews information regarding the Company's credit, liquidity and operations, as well as the risks associated with each. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from ION's internal auditors. The Audit Committee is also responsible for overseeing cybersecurity-related risks. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with ION's business strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

        Board Leadership.    Our current Board leadership structure consists of a Chairman of the Board (who is not our current CEO), a Lead Independent Director (who is also our Chairman of the Board) and strong independent committee chairs. The Board believes this structure provides independent Board leadership and engagement and strong independent oversight of management while providing the benefit of having our Chairman and Lead Independent Director lead regular Board meetings as we discuss key business and strategic issues. Mr. Lapeyre, a non-employee independent director, serves as our Chairman of the Board and Lead Independent Director. Mr. Hanson has served as our CEO since January 1, 2012. We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the CEO and sets the agenda for Board meetings and presides over the meetings of the full Board. Separating these positions allows our CEO to focus on our day-to-day business, while allowing the Chairman to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the CEO is required to devote to his position, as well as the commitment required to serve as our Chairman. The Board believes that having separate positions is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

        Political Contributions and Lobbying.    Our Code of Ethics prohibits company contributions to political candidates or parties. In addition, we do not advertise in or purchase political publications, allow company assets to be used by political parties or candidates, use corporate funds to purchase seats at political fund raising events, or allow company trademarks to be used in political or campaign literature. ION is a member of certain trade associations that may use a portion of their membership dues for lobbying and/or political expenditures.

Committees of the Board

        The Board has established four standing committees to facilitate and assist the Board in the execution of its responsibilities. The four standing committees are the Audit Committee, the Compensation Committee, the Governance Committee and the Finance Committee. Each standing committee operates under a written charter, which sets forth the functions and responsibilities of the committee. A copy of the charter for each of the Audit Committee, the Compensation Committee and the Governance Committee can be viewed on our website at http://ir.iongeo.com/phoenix.zhtml?c=101545&p=irol-govhighlights. A copy of each charter can also be obtained by writing to us at ION Geophysical Corporation, Attention: Corporate Secretary, 2105 CityWest Boulevard, Suite 100, Houston, Texas 77042-2855. The Audit Committee, Compensation Committee, Governance Committee and Finance Committee are composed entirely of non-employee directors. In addition, the Board establishes temporary special committees from time to time on an as-needed basis. During 2017, the Audit Committee met five times, the Compensation Committee met four times, and the Governance Committee met three times. The Finance Committee did not meet.

        The current members of the four standing committees of the Board are identified below.

Director	Compensation Committee	Audit Committee	Governance Committee	Finance Committee
James M. Lapeyre, Jr.	*	*	Chair
David H. Barr	*		*
R. Brian Hanson
Zheng HuaSheng
Michael C. Jennings		*		*
Franklin Myers	Chair		*	Co-Chair
S. James Nelson, Jr.		Chair		Co-Chair
John N. Seitz	*		*

*
Member

Audit Committee

        The Audit Committee is a separately-designated standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee oversees matters relating to financial reporting, internal controls, risk management and compliance. These responsibilities include appointing, overseeing, evaluating and approving the fees of our independent auditors, reviewing financial information that is provided to our shareholders and others, reviewing with management our system of internal controls and financial reporting processes, and monitoring our compliance program and system.

        The Board has determined that each member of the Audit Committee is financially literate and satisfies the definition of "independent" as established under the NYSE corporate governance listing standards and Rule 10A-3 under the Exchange Act. In addition, the Board has determined that Mr. Nelson, the Chairman of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations, and that he has accounting and related financial management expertise within the meaning of the listing standards of the NYSE and Rule 10A-3.

Compensation Committee

        General.    The Compensation Committee has responsibility for the compensation of our executive officers, including our Chief Executive Officer, and the administration of our executive compensation and benefit plans. The Compensation Committee also has authority to retain or replace outside counsel, compensation and benefits consultants or other experts to provide it with independent advice, including the authority to approve the fees payable and any other terms of retention. All actions regarding named executive officer compensation require Compensation Committee approval. The Compensation Committee completes a comprehensive review of all elements of compensation at least annually. If it is determined that any changes to any executive officer's total compensation are necessary or appropriate, the Compensation Committee obtains such input from management as it determines to be necessary or appropriate. All compensation decisions with respect to executives other than our Chief Executive Officer are determined in discussion with, and frequently based in part upon the recommendation of, our Chief Executive Officer. The Compensation Committee makes all determinations with respect to the compensation of our Chief Executive Officer, including, but not limited to, establishing performance objectives and criteria related to the payment of his compensation, and determining the extent to which such objectives have been established, obtaining such input from the Compensation Committee's independent compensation advisors as it deems necessary or appropriate.

        As part of its responsibility to administer our executive compensation plans and programs, the Compensation Committee, usually near the beginning of the calendar year, establishes the parameters of the annual incentive plan awards, including the performance goals relative to our performance that will be applicable to such awards and the similar awards for our other senior executives. It also reviews our performance against the objectives established for awards payable in respect of the prior calendar year, and confirms the extent, if any, to which such objectives have been obtained, and the amounts payable to each of our executive officers in respect of such achievement.

        The Compensation Committee also determines the appropriate level and type of awards, if any, to be granted to each of our executive officers pursuant to our equity compensation plans, and approves the total annual grants to other key employees, to be granted in accordance with a delegation of authority to a corporate human resources officer or other Company officer.

        The Compensation Committee reviews, and has the authority to recommend to the Board for adoption, any new executive compensation or benefit plans that are determined to be appropriate for adoption by ION, including those that are not otherwise subject to the approval of our shareholders. It reviews any contracts with current or former elected officers of the corporation. In connection with the review of any such contract, the Compensation Committee may seek from its independent advisors such advice, counsel and information as it determines to be appropriate in the conduct of such review. The Compensation Committee will direct such outside advisors as to the information it requires in connection with any such review, including data regarding competitive practices among the companies with which ION generally compares itself for compensation purposes.

        Compensation Committee Interlocks and Insider Participation.    The Board has determined that each member of the Compensation Committee satisfies the definition of "independent" as established under the NYSE corporate governance listing standards. No member of the Compensation Committee is, or was during 2017, an officer or employee of ION. Mr. Lapeyre is President and Chief Executive Officer and a significant equity owner of Laitram, L.L.C, which has had a business relationship with ION since 1999. During 2017, the Company paid Laitram and its affiliates $0.2 million, which consisted of manufacturing services and reimbursement of costs and less than $0.1 million for reimbursement for costs related to providing administrative and other back-office support services in connection with the Company's Louisiana marine operations. In addition, the Company is currently subleasing approximately 4,100 square feet of office space to Laitram. See "—Certain Transactions and Relationships" below.

        During 2017:

  •
  No executive officer of ION served as a member of the compensation committee of another entity, one of whose executive officers served as a director or on the Compensation Committee of ION; and

  •
  No executive officer of ION served as a director of another entity, one of whose executive officers served on the Compensation Committee of ION.

Governance Committee

        The Governance Committee functions as the Board's nominating and corporate governance committee and advises the Board with regard to matters relating to governance practices and policies, management succession, and composition and operation of the Board and its committees, including reviewing potential candidates for membership on the Board and recommending to the Board nominees for election as directors of ION. In addition, the Governance Committee reviews annually with the full Board and our Chief Executive Officer the succession plans for senior executive officers and makes recommendations to the Board regarding the selection of individuals to occupy these positions. The Board has determined that each member of the Governance Committee satisfies the definition of "independent" as established under the NYSE corporate governance listing standards.

        In identifying and selecting new director candidates, the Governance Committee considers the Board's current and anticipated strengths and needs and a candidate's experience, knowledge, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, understanding of our Company's business environment, willingness to devote adequate time and effort to Board responsibilities, and other relevant factors. The Governance Committee has not established specific minimum age, education, years of business experience, or specific types of skills for potential director candidates, but, in general, expects that qualified candidates will have ample experience and a proven record of business success and leadership. The Governance Committee also seeks an appropriate balance of experience and expertise in accounting and finance, technology, management, international business, compensation, corporate governance, strategy, industry knowledge and general business matters. In addition, the Governance Committee seeks a diversity of experience, professions, skills, geographic representation and backgrounds. The committee may rely on various sources to identify potential director nominees, including input from directors, management and others the Governance Committee feels are reliable, and professional search firms. This year, our Governance Committee recommended, and the Board approved, that our Corporate Governance Guidelines be amended in an effort to put a greater emphasis on the diversity of our Board when identifying new potential candidates.

        Our Bylaws permit shareholders to nominate individuals for director for consideration at an annual shareholders' meeting. A proper director nomination may be considered at our 2019 Annual Meeting only if the proposal for nomination is received by ION no later than December 14, 2018. All nominations should be directed to Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 100, Houston, Texas 77042-2855.

        The Governance Committee will consider properly submitted recommendations for director nominations made by a shareholder or other sources (including self-nominees) on the same basis as other candidates. For consideration by the Governance Committee, a recommendation of a candidate must be submitted timely and in writing to the Governance Committee in care of our Corporate Secretary at our principal executive offices. The submission must include sufficient details regarding the qualifications of the potential candidate. In general, nominees for election should possess (1) the highest level of integrity and ethical character, (2) strong personal and professional reputation, (3) sound judgment, (4) financial literacy, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for Board and team performance, (8) the commitment to devote the time necessary, (9) skills in areas that will benefit the Board and (10) the ability to make a long-term commitment to serve on the Board.

Finance Committee

        The Finance Committee has responsibility for overseeing all areas of corporate finance for ION. The Finance Committee is responsible for reviewing with ION management, and has the power and authority to approve on behalf of the Board, ION's strategies, plans, policies and actions related to corporate finance, including, but not limited to, (a) capital structure plans and strategies and specific equity or debt financings, (b) capital expenditure plans and strategies and specific capital projects, (c) strategic and financial investment plans and strategies and specific investments, (d) cash management plans and strategies and activities relating to cash flow, cash accounts, working capital, cash investments and treasury activities, including the establishment and maintenance of bank, investment and brokerage accounts, (e) financial aspects of insurance and risk management, (f) tax planning and compliance, (g) dividend policy, (h) plans and strategies for managing foreign currency exchange exposure and other exposures to economic risks, including plans and strategies with respect to the use of derivatives, and (i) reviewing and making recommendations to the Board with respect to any proposal by ION to divest any asset, investment, real or personal property, or business interest if such divestiture is required to be approved by the Board. The Finance Committee does not have oversight responsibility with respect to ION's financial reporting, which is the responsibility of the Audit Committee. The Board has determined that a majority of the members of the Finance Committee (including its co-Chairmen) satisfies the definition of "independent" as established under the NYSE corporate governance listing standards.

Stock Ownership Requirements

        The Board has adopted stock ownership requirements for ION's directors. The Board adopted these requirements in order to align the economic interests of the directors with those of our shareholders and further focus our emphasis on enhancing shareholder value. Under these requirements, each non-employee director is expected to own at least 2,400 shares of Common Stock, which, at the $19.75 closing price per share of our Common Stock on the NYSE on December 29, 2017, the last business day of 2017, equates to approximately 103% of the $46,000 annual retainer fee we pay to our non-employee directors. New and current directors will have three years to acquire and increase the director's ownership of ION Common Stock to satisfy the requirements. The stock ownership requirements are subject to modification by the Board in its discretion. The Board has also adopted stock ownership requirements for senior management of ION. See "Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Stock Ownership Requirements; Hedging Policy" below.

        The Governance Committee and the Board regularly review and evaluate ION's directors' compensation program on the basis of current and emerging compensation practices for directors, emerging legal, regulatory and corporate compliance developments and comparisons with director compensation programs of other similarly-situated public companies.

Certain Transactions and Relationships

        The Board has adopted a written policy and procedures to be followed prior to any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, between ION and a "Related Party" where the aggregate amount involved is expected to exceed $120,000 in any calendar year. Under the policy, "Related Party" includes (a) any person who is or was an executive officer, director or nominee for election as a director (since the beginning of the last fiscal year); (b) any person or group who is a greater-than-5% beneficial owner of ION voting securities; or (c) any immediate family member of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and anyone residing in the home of an executive officer, director or nominee for election as a director (other than a tenant or employee). Under the policy, the Governance Committee of the Board is responsible for reviewing the material facts of any Related Party transaction and approving or ratifying the transaction. In making its determination to approve or ratify, the Governance Committee is required to consider such factors as (i) the extent of the Related Party's interest in the transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the Related Party transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) the benefit to ION and (v) the aggregate value of the Related Party transaction.

        Mr. Lapeyre is the President and Chief Executive Officer and a significant equity owner of Laitram, L.L.C. ("Laitram") and has served as President of Laitram and its predecessors since 1989. Laitram is a privately-owned, New Orleans-based manufacturer of food processing equipment and modular conveyor belts. Mr. Lapeyre and Laitram together owned approximately 8.8% of our outstanding Common Stock as of February 28, 2018.

        We acquired DigiCourse, Inc., our marine positioning products business, from Laitram in 1998. In connection with that acquisition, we entered into a Continued Services Agreement with Laitram under which Laitram agreed to provide us certain bookkeeping, software, manufacturing, and maintenance services. Manufacturing services consist primarily of machining of parts for our marine positioning systems. The term of this agreement expired in September 2001 but we continue to operate under its terms. In addition, from time to time, when we have requested, the legal staff of Laitram has advised us on certain intellectual property matters with regard to our marine positioning systems. The amended lease of commercial property dated February 1, 2006, between Lapeyre Properties, L.L.C. (an affiliate of Laitram) and ION was terminated in 2015. During 2017, the Company paid Laitram and its affiliates $0.2 million which consisted of manufacturing services and reimbursement of costs. During 2016 and 2015, the Company paid less than $0.1 million in each year for reimbursement for costs related to providing administrative and other back-office support services in connection with the Company's Louisiana marine operations. In addition, the Company is currently subleasing approximately 4,100 square feet of office space to Laitram. In the opinion of the Company's management, the terms of these services are fair and reasonable and as favorable to the Company as those that could have been obtained from unrelated third parties at the time of their performance.

        Mr. Zheng is Executive Vice President of BGP, which has been a customer of our products and services for many years. For 2017 and 2016, the Company recorded revenues from BGP of $4.4 million and $3.6 million, respectively. Receivables due from BGP were $0.6 million and $0.4 million at December 31, 2017 and 2016, respectively.

        In March 2010, prior to Mr. Zheng being appointed to the Board, we entered into certain transactions with BGP that resulted in the commercial relationships between our Company and BGP as described below:

  •
  We issued and sold approximately 1,585,969 shares of our Common Stock to BGP for an effective purchase price of $42.00 per share pursuant to (i) a Stock Purchase Agreement we entered into with BGP and (ii) the conversion of the principal balance of indebtedness outstanding under a Convertible Promissory Note dated as of October 23, 2009. As of February 28, 2018, BGP held beneficial ownership of approximately 11.3% of our outstanding shares of Common Stock. The shares of our Common Stock acquired by BGP are subject to the terms and conditions of an Investor Rights Agreement that we entered into with BGP in connection with its purchase of our shares. Under the Investor Rights Agreement, for so long as BGP owns as least 10% of our outstanding shares of Common Stock, BGP will have the right to nominate one director to serve on our Board. The appointment of Mr. Zheng to our Board was made pursuant to this agreement. The Investor Rights Agreement also provides that whenever we may issue shares of our Common Stock or other securities convertible into, exercisable or exchangeable for our Common Stock, BGP will have certain pre-emptive rights to subscribe for a number of such shares or other securities as may be necessary to retain its proportionate ownership of our Common Stock that would exist before such issuance. These pre-emptive rights are subject to usual and customary exceptions, such as issuances of securities as equity compensation to our directors, employees and consultants and under employee stock purchase plans.

  •
  We formed a joint venture with BGP, owned 49% by us and 51% by BGP, to design, develop, manufacture and sell land-based seismic data acquisition equipment for the petroleum industry. The name of the joint venture company is INOVA Geophysical Equipment Limited. Under the terms of the joint venture transaction, INOVA Geophysical was initially formed as a wholly-owned direct subsidiary of ION, and BGP acquired its interest in the joint venture by paying us aggregate consideration of (i) $108.5 million in cash and (ii) contributing certain assets owned by BGP relating to the business of the joint venture.

Director Compensation

        ION employees who are also directors do not receive any fee or remuneration for services as members of our Board. We currently have seven non-employee directors who qualify for compensation as directors. In addition to being reimbursed for all reasonable out-of-pocket expenses that the director incurs attending Board meetings and functions, our outside directors receive an annual retainer fee of $46,000. In addition, our Chairman of the Board receives an annual retainer fee of $25,000, our Chairman of the Audit Committee receives an annual retainer fee of $20,000, our Chairman of the Compensation Committee receives an annual retainer fee of $15,000, our Chairman of the Governance Committee receives an annual retainer fee of $10,000 and each co-Chairman of the Finance Committee receives an annual retainer fee of $5,000. Our non-employee directors also receive, in cash, $2,000 for each Board meeting attended and $2,000 for each committee meeting attended (unless the committee meeting is held in conjunction with a Board meeting, in which case the fee for committee meeting attendance is $1,000) and $1,000 for each Board or committee meeting attended via teleconference.

        Each non-employee director also receives an initial grant of 533 vested shares of our Common Stock on the first quarterly grant date after joining the Board and follow-on grants each year of a number of shares of our Common Stock equal in market value to $110,000, up to an annual grant of 2,500 shares per director.

        The following table summarizes the compensation earned by our non-employee directors in 2017:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
David H. Barr	63,000	12,250	—	—	98,875	174,125
Hao Huimin	54,000	12,250	—	—	98,875	165,125
Michael C. Jennings	62,000	12,250	—	—	98,875	173,125
James M. Lapeyre, Jr.	103,000	12,250	—	—	98,875	214,125
Franklin Myers	83,000	12,250	—	—	98,875	194,125
S. James Nelson, Jr.	87,000	12,250	—	—	98,875	198,125
John N. Seitz	63,000	12,250	—	—	98,875	174,125

(1)
R. Brian Hanson, our President and Chief Executive Officer, is not included in this table because he was an employee of ION during 2017, and therefore received no compensation for his services as director. The compensation received by Mr. Hanson as an employee of ION during 2017 is shown in the Summary Compensation Table contained in "—Executive Compensation" below.

(2)
All of the amounts shown represent the value of Common Stock granted under our Second Amended and Restated 2013 Long-Term Incentive Plan (the "2013 LTIP"). On March 1, 2017, each of our non-employee directors was granted an award of 2,500 shares of ION Common Stock. The values contained in the table are based on the grant-date fair value of awards of stock during the fiscal year.

(3)
On March 1, 2017, the value of the 2,500 shares received by each of our non-employee directors was only $12,250 (using the closing price on the NYSE of $4.90 per share on the March 1, 2017 grant date) leaving a gap of $97,750 in the value of the equity awarded versus the $110,000 compensation target. As a result, the Governance Committee approved additional cash compensation to be provided to the Board in the amount of $97,750. The additional compensation is paid in quarterly increments.

        As of December 31, 2017, our non-employee directors held the following unvested and unexercised ION equity awards:

Name	Unvested Stock Awards(#)	Unexercised Option Awards(#)
David H. Barr	2,500	—
Hao Huimin	2,500	—
Michael C. Jennings	2,500	—
James M. Lapeyre, Jr.	2,500	—
Franklin Myers	2,500	—
S. James Nelson, Jr.	2,500	—
John N. Seitz	2,500	—

 OWNERSHIP OF EQUITY SECURITIES OF ION

        Except as otherwise set forth below, the following table sets forth information as of February 28, 2018, with respect to the number of shares of Common Stock owned by (i) each person known by us to be a beneficial owner of more than 5% of our Common Stock, (ii) each of our directors, (iii) each of our executive officers named in the 2017 Summary Compensation Table included in this Proxy Statement and (iv) all of our directors and executive officers as a group. Except where information was otherwise known by us, we have relied solely upon filings of Schedules 13D and 13G to determine the number of shares of our Common Stock owned by each person known to us to be the beneficial owner of more than 5% of our Common Stock as of such date.

Name of Owner	Common Stock(1)	Rights to Acquire(2)	Restricted Stock(3)	Percent of Common Stock(4)
BGP Inc., China National Petroleum Corporation(5)	1,585,969			11.3%
James M. Lapeyre, Jr.(6)	1,237,690		2,500	8.8%
Laitram, L.L.C.(7)	979,816			7.0%
Invesco Ltd.(8)	924,292			6.6%
Empery Asset Management, LP(9)	727,250			5.2%
Footprints Asset Management & Research, Inc.(10)	722,398			5.1%
R. Brian Hanson(11)	105,455	95,857	49,536	1.8%
Steven A. Bate	97,287	46,422	16,308	1.1%
David H. Barr	20,433		2,500	*
Hao Huimin	7,256		2,500	*
Michael C. Jennings	10,433		2,500	*
Franklin Myers	25,633		2,500	*
S. James Nelson, Jr.	11,766		2,500	*
John N. Seitz	13,759		2,500	*
Matthew R. Powers	2,162	3,666	13,332	*
Christopher T. Usher	42,390	25,957	9,827	*
Kenneth G. Williamson	60,727	51,880	13,222	*
All directors and executive officers as a group (14 Persons)	1,695,807	256,866	133,936	14.6%

*
Less than 1%

(1)
Represents shares for which the named person (a) has sole voting and investment power or (b) has shared voting and investment power. Excluded are shares that (i) are unvested restricted stock holdings or (ii) may be acquired through stock option exercises.

(2)
Represents shares of Common Stock that may be acquired upon the exercise of stock options held by our officers and directors that are currently exercisable or will be exercisable on or before April 29, 2018.

(3)
Represents unvested shares subject to a vesting schedule, forfeiture risk and other restrictions. Although these shares are subject to risk of forfeiture, the holder has the right to vote the unvested shares unless and until they are forfeited.

(4)
Assumes shares subject to outstanding stock options that such person has rights to acquire upon exercise, presently and on or before April 29, 2018, are outstanding.

(5)
The address for BGP Inc., China National Petroleum Corporation is No. 189 Fanyang Middle Road, ZhuoZhou City, HeBei Province 072750 P.R. China.

(6)
The shares of Common Stock held by Mr. Lapeyre include 99,402 shares that Mr. Lapeyre holds as a custodian or trustee for the benefit of his children, 979,816 shares owned by Laitram, and 699 shares that Mr. Lapeyre holds as a co-trustee with his wife for the benefit of his children, in all of which Mr. Lapeyre disclaims any beneficial interest. Please read note 7 below. Mr. Lapeyre has sole voting power over only 157,773 of these shares of Common Stock.

(7)
The address for Laitram, L.L.C. is 220 Laitram Lane, Harahan, Louisiana 70123. Mr. Lapeyre is the President and Chief Executive Officer of Laitram. Please read note 6 above. Mr. Lapeyre disclaims beneficial ownership of any shares held by Laitram.

(8)
The address for Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, Georgia 30309.

(9)
The address for Empery Asset Management, LP is 1 Rockefeller Plaza, Suite 1205, New York, New York 10020.

(10)
The address for Footprints Asset Management & Research, Inc. is 11422 Miracle Hills Drive, Suite 208, Omaha, NE 68154.

(11)
The shares of Common Stock held by Mr. Hanson include 666 shares owned by Mr. Hanson's wife, in which Mr. Hanson disclaims any beneficial interest.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires directors and certain officers of ION, and persons who own more than 10% of ION's Common Stock, to file with the SEC and the NYSE initial statements of beneficial ownership on Form 3 and changes in such ownership on Forms 4 and 5. Based on our review of the copies of such reports, we believe that during 2017 our directors, executive officers and shareholders holding greater than 10% of our outstanding shares complied with all applicable filing requirements under Section 16(a) of the Exchange Act, and that all of their filings were timely made.

 EXECUTIVE OFFICERS

        Our executive officers are as follows:

Name	Age	Position with ION
R. Brian Hanson	53	President, Chief Executive Officer and Director
Steven A. Bate	55	Executive Vice President and Chief Financial Officer
Colin T. Hulme	66	Executive Vice President, Strategic Marketing and New Technologies and CEO OceanGeo
Matthew R. Powers	42	Executive Vice President, General Counsel and Corporate Secretary
Scott P. Schwausch	43	Vice President and Corporate Controller
Christopher T. Usher	57	Executive Vice President and Chief Operating Officer, Operations Optimization
Kenneth G. Williamson	53	Executive Vice President and Chief Operating Officer, E&P Technology & Services

        For a description of the business background of Mr. Hanson, please see "Item 1—Election of Directors—Class I Director Nominees for Re-Election for Term Expiring in 2018" above.

        Mr. Bate is currently our Executive Vice President and Chief Financial Officer. Mr. Bate rejoined ION in May 2013 as Senior Vice President, Systems Division, became the Executive Vice President and Chief Operating Officer, Systems Division in February 2014 and became the Executive Vice President and Chief Financial Officer in November 2014. Mr. Bate originally joined ION in 2005 as Chief Financial Officer of our GX Technology business unit. In 2007, he was appointed Senior Vice President, Sensor business unit and in 2009, his area of responsibility broadened to our Land Imaging Systems Division. Following our formation in March 2010 of INOVA Geophysical, a land seismic equipment joint venture with BGP, Mr. Bate was appointed as INOVA Geophysical's first President and Chief Executive Officer, and served in that role until October 2012. Prior to joining ION in 2005, Mr. Bate founded a consulting business and served as President of a residential construction company. Mr. Bate holds a Bachelor of Business Administration degree from the University of Houston.

        Mr. Hulme is currently our Executive Vice President, Strategic Marketing and New Technologies and Chief Executive Officer of OceanGeo. Mr. Hulme joined ION in April 2012 as Senior Vice President, Strategic Marketing and in November 2013 was promoted to Senior Vice President, Ocean Bottom Services, and appointed to serve as the chief executive officer of OceanGeo B.V., a joint venture controlled by ION, became our Executive Vice President, Ocean Bottom Services in February 2015 and was named Executive Vice President, Strategic Marketing and New Technologies in February 2018. Prior to joining ION, Mr. Hulme held a variety of senior management positions at Schlumberger, Ltd., a global oilfield and information services company, from 1989 through 2011, including serving as Technical Director—Deep Reading for Schlumberger Wireline from 2006 to 2011, Vice President and General Manager of Seismic Data Processing for WesternGeco, a seismic solutions and technology subsidiary of Schlumberger, from 2002 to 2006, Vice President and General Manager for Reservoir Products, Schlumberger Information Services, from 2000 to 2002, Vice President and Business Manager for Asia Region, Schlumberger Information Services, from 1998 to 2000, and Corporate Marketing and Commercialization Manager for WesternGeco from 1994 to 1998. Prior to joining Schlumberger, Mr. Hulme began his career at Digicon Geophysical.

        Mr. Powers joined ION in 2013 as Senior Legal Counsel and held that position until February 2016 when he was promoted to Deputy General Counsel. In September 2017, he was promoted to General Counsel and Corporate Secretary, and was further promoted to Executive Vice President in October 2017. Prior to joining ION, Mr. Powers held a variety of positions in the Houston offices of Mayer Brown LLP (beginning in 2005 and ending in 2012) and Sidley Austin LLP (beginning in 2012 and ending in 2013). Mr. Powers holds a Juris Doctor from the University of Chicago Law School and a Bachelor's degree in Economics, summa cum laude, from the University of Colorado—Denver. He is licensed to practice in Texas.

        Mr. Schwausch joined ION in 2006 as Assistant Controller and held that position until June 2010 when he became Director of Financial Reporting. In May 2012, he became Controller, Solutions Business Unit, and in May 2013 became Vice President and Corporate Controller. Mr. Schwausch held a variety of positions at Deloitte & Touche, LLP, a public accounting firm, from 2000 until he joined ION. Mr. Schwausch is a Certified Public Accountant and a Certified Management Accountant. He received a Bachelor of Science degree in accounting from Brigham Young University.

        Mr. Usher is our Executive Vice President and Chief Operating Officer, Operations Optimization. Mr. Usher joined ION in November 2012 as the Executive Vice President and Chief Operating Officer, GeoScience Division. Prior to joining our Company, Mr. Usher served as the Senior Vice President, Data Processing, Analysis and Interpretation and Chief Technology Officer (including significant merger and acquisitions responsibility) of Global Geophysical Services, Inc., a NYSE-listed seismic products and services company, since January 2010. Prior to joining Global, Mr. Usher served from October 2005 to January 2010 as Senior Director at Landmark Software and Services (including significant merger and acquisition responsibility), a division of Halliburton Company, an oilfield services company. From 2004 to 2005, he was Senior Corporate Vice President, Integrated Services, at Paradigm Geotechnology, an E&P software company. From 2000 to 2003, Mr. Usher served as President of the global data processing division of Petroleum Geo-Services (PGS), a marine geophysical contracting company. He began his career at Western Geophysical where he served in a number of roles over his 17-year tenure before becoming the Worldwide VP Technology. Mr. Usher holds a Bachelor of Science degree in geology and geophysics from Yale University.

        Mr. Williamson is our Executive Vice President and Chief Operating Officer, E&P Technology & Services. Mr. Williamson originally joined ION as Vice President of our GeoVentures business unit in September 2006, became a Senior Vice President in January 2007, and became Executive Vice President and Chief Operating Officer, GeoVentures Division, in November 2012 and Executive Vice President and Chief Operating Officer of E&P Technology & Services in February of 2015. Between 1987 and 2006, Mr. Williamson was employed by Western Geophysical, which in 2000 became part of WesternGeco, a seismic solutions and technology subsidiary of Schlumberger, Ltd., a global oilfield and information services company. While at WesternGeco, Mr. Williamson served as Vice President, Marketing from 2001 to 2003, Vice President, Russia and Caspian Region, from 2003 to 2005 and Vice President, Marketing, Sales & Commercialization of WesternGeco's electromagnetic services and technology division from 2005 to 2006. Mr. Williamson holds a Bachelor of Science degree in geophysics from Cardiff University in Wales.

 EXECUTIVE COMPENSATION

        Introductory note:    The following discussion of executive compensation contains descriptions of various employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements, which are filed or incorporated by reference as exhibits to our annual report on Form 10-K, as amended, for the year ended December 31, 2017. In this discussion, the terms "ION," "we," "our" and "us" refer to ION Geophysical Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides an overview of the Compensation Committee of the Company's Board of Directors, a discussion of the background and objectives of our compensation programs for our senior executives, and a discussion of all material elements of the compensation of each of the executive officers identified in the following table, whom we refer to as our named executive officers ("NEOs"):

Name	Title
R. Brian Hanson	President, Chief Executive Officer and Director
Steven A. Bate	Executive Vice President and Chief Financial Officer
Matthew R. Powers	Executive Vice President, General Counsel and Corporate Secretary
Christopher T. Usher	Executive Vice President and Chief Operating Officer, Operations Optimization
Kenneth G. Williamson	Executive Vice President and Chief Operating Officer, E&P Technology & Services

Executive Summary

        General.    Our executive compensation program provides our NEOs with total annual compensation that includes three principal elements: base salary, performance-based annual non-equity incentive plan compensation (annual cash bonuses), and long-term equity-based incentive awards. (For the purposes of this Compensation Discussion and Analysis, our stock appreciation rights awards ("SARs") are categorized as long-term equity-based incentive awards because, while they are cash-settled, their value is determined by the spread between the price of the Company's common stock on the date they are granted and the price of the Company's common stock on date they are exercised). A significant portion of each NEOs' total annual compensation is performance based and is at risk and dependent upon our Company's achievement of specific, measurable performance goals. Our performance-based pay closely aligns our NEOs' interests with those of our shareholders and promotes the creation of shareholder value, without encouraging excessive risk-taking. In addition, our equity programs, combined with our executive share ownership requirements are designed to reward long-term stock performance and encourage investment in the Company.

        Restoration of Base Salaries.    Due to the difficulties the Company, its customers, and the industry experienced in the recent downturn, base salaries for all of our NEOs were decreased by 10% on April 27, 2015. This decrease remained in effect throughout 2016 and most of 2017. In consultation with the Compensation Committee, the Company restored base salaries of our NEOs to their April 26, 2015 levels in August 2017. In total, base salary reductions remained in place for approximately 27 months.

        Annual Bonus Incentive Plan.    Payments under our annual cash bonus incentive plan for 2017 (which were made in February 2018) reflected the Company's performance and the level of achievement of our 2017 plan performance goals. NEOs' bonus targets range from 60% to 100% of their annual base salaries. In 2014, NEOs (other than the CEO) could earn up to 200% of their bonus targets in a given year, depending on their individual performance and the performance of the Company. Commencing in 2015, in view of the extremely challenging business climate that the Company faced, the Compensation Committee reduced the maximum amount earnable by these NEOs to 125% of their respective targets. This cap was continued through 2016 but lifted in 2017 in view of the improved performance of the Company and improved business climate. The total dollars that could have been achieved under the bonus plan pool were increased from $9.2 million in 2016 to a maximum of $14 million in 2017.

        The Compensation Committee determined that the bonus available for awards paid to our NEOs under the 2017 plan should be based on a combination of long-term strategic initiatives and cash generation goals. In early 2018, the Compensation Committee reviewed the Company's progress towards the achievement of the strategic initiatives and cash generated from operations, and approved a bonus for each NEO based on each individual's achievement of key objectives and company performance. In approving the individual awards to our NEOs in February 2018, the Compensation Committee noted that our NEOs' efforts had helped to drive our cash generation objectives during the most challenging economic period for our industry in several decades, helped position us to take advantage of the next upturn in the energy cycle by pursuing the long-term strategic initiatives, and helped us to achieve substantial year-over-year improvements from 2016.

        Equity Investment Program and Early Exercise of SARs.    In 2016, the Compensation Committee awarded SARs to several of its key employees, including all of the NEOs, with the intent of keeping the management team highly focused on executing the Company's strategy to drive recovery in the Company's stock price. These SARs were scheduled to vest in three equal tranches—on March 1 of 2017, 2018 and 2019, respectively—and had a ceiling of $22.50 a share. Because of the significant upward movement in the Company's stock price in 2017, the Compensation Committee perceived a real possibility of the stock price hitting or exceeding $22.50 per share in the first quarter of 2018, which would have resulted in the automatic exercise of the SARs and a cash obligation to the Company of approximately $13 million. In order to minimize the potential cash flow impact of such an auto-exercise of the SARs in the first quarter of 2018, to mitigate the ongoing mark to market accounting requirements for cash-settled SARs, and to afford the SARs participants liquidity to invest in common stock of the Company in connection with an equity investment program (described below), the Compensation Committee accelerated the vesting of the second tranche of these SARs awards from March 1, 2018 to December 13, 2017. Additionally, in order to encourage the Company's executive officers and other key employees to purchase common stock of the Company and further align their interests with those of the Company's stockholders, the Board authorized and approved an equity investment program (the "EIP"), pursuant to which all of the NEOs, and certain other key employees of the Company, were permitted, but not obligated, to purchase unregistered shares of common stock of the Company directly from the Company at market prices. In connection with any such purchases, the Compensation Committee authorized and approved a grant, by the Company, to such purchasing NEOs and other key employees, of a certain number of shares of restricted stock. The Compensation Committee also authorized and approved to grant the EIP participants a certain number of shares of restricted stock in connection with certain purchases of shares of the Company's common stock in the open market. Specifically, for each five (5) shares directly purchased from the Company or in the open market between December 13, 2017 and December 31, 2017, the Company agreed to issue one (1) share of restricted stock, subject to certain limitations as to the total number of restricted shares to be issued by the Company. Grants of the restricted stock occurred on March 1, 2018, and will vest ninety days thereafter, subject to the other terms and conditions of the Company's form of restricted stock agreement and the Company's long-term incentive plan. All of the NEOs, and many additional key employees, elected to exercise their first two tranches of SARs on December 15, 2017, and elected to participate in the EIP. Based on the continued rise in our stock price, the early exercise of these SARs by our NEOs and several other employees saved the Company about $7 million of cash in 2018.

        Except for the award of restricted stock in connection with the EIP, the Compensation Committee approved equity compensation for only one NEO in 2017: Mr. Powers, who was awarded restricted stock and stock options in connection with his promotion to General Counsel, Corporate Secretary and Executive Vice President in 2017.

 Corporate Governance

Compensation Committee

        The Compensation Committee of our Board reviews and approves, or recommends to the Board for approval, all salary and other remuneration for our NEOs and oversees matters relating to our employee compensation and benefit programs. No member of the Compensation Committee is an employee of ION. The Board has determined that each member of the Compensation Committee satisfies the definition of "independent" as established in the NYSE corporate governance listing standards. In determining the independence of each member of the Compensation Committee, the Board considered all factors specifically relevant to determining whether the director has a relationship to our Company that is material to the director's ability to be independent from management in the execution of his duties as a Compensation Committee member, including, but not limited to:

  •
  the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by us to the director; and

  •
  whether the director is affiliated with our Company, a subsidiary or affiliate.

        When considering the director's affiliation with us for purposes of independence, the Board considered whether the affiliate relationship places the director under the direct or indirect control of our Company or its senior management, or creates a direct relationship between the director and members of senior management, in each case, of a nature that would impair the director's ability to make independent judgments about our executive compensation.

        The Compensation Committee operates pursuant to a written charter that sets forth its functions and responsibilities. A copy of the charter can be viewed on our website at http://ir.iongeo.com/phoenix.zhtml?c=101545&p=irol-govhighlights. For a description of the responsibilities of the Compensation Committee, see "Item 1.—Election of Directors—Committees of the Board—Compensation Committee" above.

        During 2017, the Compensation Committee met four times.

Compensation Consultants

        The Compensation Committee has the authority and necessary funding to engage, terminate and pay compensation consultants, independent legal counsel and other advisors in its discretion. Prior to retaining any such compensation consultant or other advisor, the Compensation Committee evaluates the independence of such advisor and evaluates whether such advisor has a conflict of interest. In 2015 and 2016, the Compensation Committee engaged Aon Hewitt to provide advisory services with regard to the preparation of the proxy statement. No advisory services were utilized for this year's proxy statement.

Role of Management in Establishing and Awarding Compensation

        On an annual basis, our Chief Executive Officer, with the assistance of our Human Resources department, recommends to the Compensation Committee any proposed increases in base salary, bonus payments and equity awards for our NEOs other than himself. No NEO is involved in determining his own salary increase, bonus payment or equity award. When making officer compensation recommendations, our Chief Executive Officer takes into consideration compensation benchmarks, which include industry standards for similar sized organizations serving similar markets, as well as comparable positions, the level of inherent importance and risk associated with the position and function, and the executive's job performance over the previous year. See "—Objectives of Our Executive Compensation Programs—Benchmarking" and "—Elements of Compensation—Base Salary" below.

        Our Chief Executive Officer, with the assistance of our Human Resources department and input from our senior management, also formulates and proposes to the Compensation Committee an employee bonus incentive plan for the ensuing year. For a description of our process for formulating the employee bonus incentive plan and the factors that we consider, see "—Elements of Compensation—Bonus Incentive Plan" below.

        The Compensation Committee reviews and approves all compensation and awards to NEOs and all bonus incentive plans. With respect to equity compensation awarded to employees other than NEOs, the Compensation Committee reviews and approves all grants of restricted stock and stock options above 5,000 shares, generally based upon the recommendation of the Chief Executive Officer, and has delegated option and restricted stock granting authority to the Chief Executive Officer as permitted under Delaware law for grants to non-NEOs of up to 5,000 shares.

        Of its own initiative, at least once a year, the Compensation Committee reviews the performance and compensation of our Chief Executive Officer and, following discussions with the Chief Executive Officer and other members of the Board, establishes his compensation level. Where it deems appropriate, the Compensation Committee will also consider market compensation information from independent sources. See "—Objectives of Our Executive Compensation Programs—Benchmarking" below.

        Certain members of our senior management generally attend most meetings of the Compensation Committee, including our Chief Executive Officer and our Executive Vice President, General Counsel & Corporate Secretary. However, no member of management votes on items being considered by the Compensation Committee. The Compensation Committee and Board do solicit the views of our Chief Executive Officer on compensation matters, particularly as they relate to the compensation of the other NEOs and the other members of senior management reporting to the Chief Executive Officer. The Compensation Committee often conducts an executive session during meetings, during which members of management are not present.

Objectives of Our Executive Compensation Programs

General Compensation Philosophy and Policy

        Through our compensation programs, we seek to:

  •
  attract and retain qualified and productive executive officers and key employees by providing total compensation competitive with that of other executives and key employees employed by companies of similar size, complexity and industrial sector;

  •
  encourage our executives and key employees to drive the Company's financial and operational performance;

  •
  structure compensation to create meaningful links between corporate performance, individual performance and financial rewards;

  •
  align the interests of our executives with those of our shareholders by providing a significant portion of total pay in the form of equity-based incentives;

  •
  encourage long-term commitment to our Company; and

  •
  limit corporate perquisites to seek to avoid perceptions both within and outside of our Company of "soft" compensation.

        Our governing principles in establishing executive compensation have been:

        Long-Term and At-Risk Focus.    Compensation opportunities should be composed of long-term, at-risk pay to focus our management on the long-term interests of our Company.

        Equity Orientation.    Equity-based plans should comprise a major part of the at-risk portion of total compensation to instill ownership thinking and to link compensation to corporate performance and shareholder interests.

        Competitive.    We emphasize total compensation opportunities consistent on average with our peer group of companies. Competitiveness of annual base pay and annual bonuses is independent of stock performance. However, overall competitiveness of total compensation is generally contingent on long-term, equity-based compensation programs. Base salary, annual bonuses and employee benefits should be close to competitive levels when compared to similarly situated companies.

        Focus on Total Compensation.    In making decisions with respect to any element of an NEO's compensation, the Compensation Committee considers the total compensation that may be awarded to the NEO, including salary, annual cash bonus and long-term equity-based incentive compensation. The Compensation Committee analyzes all of these elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. In its most recent review of total compensation, the Compensation Committee determined that annual compensation amounts for our Chief Executive Officer and our other NEOs remained generally consistent with the Compensation Committee's expectations. However, the Compensation Committee reserves the right to make changes that it believes are warranted.

        Internal Pay Equity.    Our core compensation philosophy is to pay our NEOs competitive levels of compensation that best reflect their individual responsibilities and contributions to our Company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at other companies are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for our Company to achieve our corporate objectives. Over time, there have been variations in the comparative levels of compensation of NEOs and changes in the overall composition of the management team and the overall accountabilities of the individual NEOs; however, we and the Compensation Committee are satisfied that total compensation received by NEOs reflects an appropriate differential for executive compensation.

        These principles apply to compensation policies for all of our NEOs and key employees. We do not follow the principles in a mechanistic fashion; rather, we apply experience and judgment in determining the appropriate mix of compensation for each individual. This judgment also involves periodic review of discernible measures to determine the progress each individual is making toward agreed-upon goals and objectives.

Benchmarking

        When making compensation decisions, we also look at the compensation of our Chief Executive Officer and other NEOs relative to the compensation paid to similarly situated executives at companies that we consider to be our industry and market peers—a practice often referred to as "benchmarking." We believe, however, that a benchmark should be just that—a point of reference for measurement—but not the determinative factor for our executives' compensation. The purpose of the comparison is not to supplant the analyses of internal pay equity, total wealth accumulation and the individual performance of the NEOs that we consider when making compensation decisions. Because the comparative compensation information is just one of the several analytic tools that are used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains, the Compensation Committee may elect not to use the comparative compensation information at all in the course of making compensation decisions.

        In most years, at least once each year, our Human Resources department, under the oversight of the Compensation Committee, reviews data from market surveys, independent consultants and other sources to assess our competitive position with respect to base salary, annual bonuses and long-term incentive compensation. When reviewing compensation data in October 2017, we utilized data primarily from the 2017 Radford salary surveys, the 2017 Towers Watson surveys and the 2017 Mercer Total Compensation Survey for the Energy Sector ("2017 MTCS").

        The overall results of the compensation surveys provide a starting point for our compensation analysis. We believe that the surveys contain relevant compensation information from companies that are representative of the sector in which we operate, have relative size as measured by market capitalization and experience relative complexity in the business and the executives' roles and responsibilities. Beyond the survey numbers, we look extensively at a number of other factors, including our estimates of the compensation at our most comparable competitors and other companies that were closest to our Company in size, profitability and complexity. We also consider an individual's current performance, the level of responsibility, and the employee's skills and experience, collectively, in making compensation decisions.

        In the case of our Chief Executive Officer and some of our other NEOs, we also consider our Company's performance during the person's tenure and the anticipated level of compensation that would be required to replace the person with someone of comparable experience and skill.

        In addition to our periodic review of compensation, we also regularly monitor market conditions and will adjust compensation levels from time to time as necessary to remain competitive and retain our most valuable employees. When we experience a significant level of competition for retaining current employees or hiring new employees, we will typically reevaluate our compensation levels within that employee group in order to ensure our competitiveness.

Elements of Compensation

        The primary components of our executive compensation program are as follows:

        Below is a summary of each component:

Base Salary

        General.    The general purpose of base salary for our NEOs is to create a base of cash compensation for the officer that is consistent on average with the range of base salaries for executives in similar positions and with similar responsibilities at comparable companies. In addition to salary norms for persons in comparable positions at comparable companies, base salary amounts may also reflect the nature and scope of responsibility of the position, the expertise and experience of the individual employee and the competitiveness of the market for the employee's services. Base salaries of executives other than our Chief Executive Officer may also reflect our Chief Executive Officer's evaluation of the individual NEO's job performance. As a result, the base salary level for each individual may be above or below the target market value for the position. The Compensation Committee also recognizes that the Chief Executive Officer's compensation should reflect the greater policy-and decision-making authority that he holds and the higher level of responsibility he has with respect to our strategic direction and our financial and operating results. As of December 31, 2017, our Chief Executive Officer's annual base salary was 55% higher than the annual base salary for the next highest-paid NEO and 70% higher than the average annual base salary for all of our other NEOs. The Compensation Committee does not intend for base salaries to be the vehicle for long-term capital and value accumulation for our executives.

        2017 Actions.    In typical years, base salaries are reviewed at least annually and may also be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities and changes in responsibilities, performance and contribution to ION, experience, impact on total compensation, relationship of compensation to other ION officers and employees, and changes in external market levels.

        Restoration of 2015 Level Base Salaries; No Annual Raises.    Commencing in late 2014, our business experienced a significant decline due in large part to the historic decline in oil and gas prices, which negatively impacted demand for our products and services and thus adversely affected our financial results. We took a number of actions to reduce costs in our business and to improve our operating performance, including substantial reductions in our work force. In mid-2015, we also implemented a base salary reduction program in a further effort to reduce our operating costs. Under the salary reduction program, base salaries for all employees in the United States and United Kingdom who earned more than a certain designated annual threshold (which included all NEOs) were reduced by 10%. In consultation with the Compensation Committee, the Company discontinued the salary reduction program effective August 15, 2017. Aside from the restoring of base salaries to their pre-reduction levels, no increases in base salary were approved for any NEO except for Mr. Powers, as described below:

Named Executive Officer	Action
R. Brian Hanson	Mr. Hanson's salary was reduced by 10% from $600,000 to $540,000 in 2015 and remained at that level through mid-August 2017. At that time, his base salary returned to $600,000. The 2017 MTCS Survey indicated that the mean CEO base salary for surveyed companies in the Services and Drilling sector was $603,000.
Steven A. Bate
Mr. Bate's salary was reduced by 10% from $375,000 to $337,500 in 2015 and remained at that level through mid-August 2017. At that time, his base salary returned to $375,000. The 2017 MTCS Survey indicated that the mean of CFO base salary for surveyed companies in the Services and Drilling sector was $445,700.
Matthew R. Powers
Mr. Powers was promoted from Deputy General Counsel to General Counsel and Corporate Secretary in September 2017. His salary was set at $250,000. In October 2017, Mr. Powers was further promoted to Executive Vice President and his salary was increased to $275,000. The 2017 MTCS Survey indicated that the mean Top Legal Executive base salary for surveyed companies in the Services and Drilling sector was $398,500.
Christopher T. Usher
Mr. Usher's salary was reduced by 10% from $378,560 to $340,704 in 2015 and remained at that level through mid-August 2017. At that time, his base salary was returned to $378,560. The 2017 MTCS Survey indicated that the mean Chief Operating Officer—Subsidiary/Group/Division base salary for surveyed companies in the Services and Drilling sectors was $426,600.
Kenneth G. Williamson
Mr. Williamson's salary was reduced by 10% from $387,213 to $348,492 in 2015 and remained at that level through mid-August 2017. At that time, his base salary was returned to $387,213. The 2017 MTCS Survey indicated that the mean Chief Operating Officer—Subsidiary/Group/Division base salary for surveyed companies in the Services and Drilling sectors was $426,600.

Bonus Incentive Plan

        Our employee annual bonus incentive plan is intended to promote the achievement each year of the Company's performance objectives, the employee's particular business unit's performance objectives, and to recognize those employees who contributed to the Company's achievements. The plan provides cash compensation that is at-risk on an annual basis by establishing bonus pools for each business unit contingent on achievement of annual business and operating objectives. The plan also provides for individual awards designed to reward company and individual performance. This provides all participating employees the opportunity to share in the Company's performance through the achievement of established financial and individual objectives. The financial and individual objectives within the plan are intended to measure an increase in the value of our Company.

        For several consecutive years, the Compensation Committee has approved an annual bonus incentive plan. Performance under the annual bonus incentive plan is measured with respect to the designated plan fiscal year. Payments under the plan are paid in cash in an amount reviewed and approved by the Compensation Committee and are ordinarily made in the first quarter following the completion of a fiscal year, after the financial results for that year have been determined.

        Our annual bonus incentive plan is usually consistent with our operating plan for the same year. In early 2017, we prepared a consolidated-company operating budget for 2017 and individual operating budgets for each operating unit. The budgets took into consideration our views on market opportunities, customer and sale opportunities, technology enhancements for new products, product manufacturing and delivery schedules and other operating factors known or foreseeable at the time. The Board analyzed the proposed budgets with management extensively and, after analysis and consideration, the Board approved the consolidated 2017 operating plan. During early 2017, our Chief Executive Officer worked with our Human Resources department and members of senior management to formulate our 2017 bonus incentive plan, consistent with the 2017 operating plans approved by the Board.

        At the beginning of 2017, the Compensation Committee approved our 2017 bonus incentive plan for executives and certain designated non-executive employees. The computation of awards generated under the plan is required to be approved by the Compensation Committee. In February 2018, the Compensation Committee reviewed the Company's actual performance against each of the plan performance goals established at the beginning of 2017 and evaluated the individual performance of each NEO during 2017. The results of operations of our Company for 2017 and individual performance evaluations determined the appropriate payouts under the annual bonus incentive plan.

        The Compensation Committee has discretion in circumstances it determines are appropriate to authorize discretionary bonus awards that might exceed amounts that would otherwise be payable under the terms of the bonus incentive plan. These discretionary awards can be payable in cash, stock options, restricted stock, restricted stock units, SARs, or a combination thereof. Any stock options, restricted stock, restricted stock units or SARs awarded would be granted under one of our existing long-term equity compensation plans or stock appreciation rights plans. The Compensation Committee also has the discretion, in appropriate circumstances, to grant a lesser bonus award, or no bonus award at all, under the bonus incentive plan.

        Our bonus incentive plans are designed for payouts that generally track the financial performance of our Company. The general intent of the plans is to reward key employees based on the Company's and the employee's performance, in each case measured against internal targets and plans. In most years when our Company financial performance is strong, cash bonus payments are generally higher. Likewise, when our financial performance is low as compared to our internal targets and plans, cash bonus payments are generally lower. There are occasionally exceptions to this general trend. For example, in 2008 and 2011, we achieved improved financial performance over the previous year, but average cash bonus awards under our annual bonus incentive plans were relatively lower because we did not achieve our internal financial and growth objectives for the relevant years. In 2012, we achieved improved financial performance over the previous year, but our average bonus award paid to our NEOs remained at approximately the same level as 2011 because our internal financial objectives for 2012 were higher than in 2011. This history demonstrates a clear and consistent link between our NEO bonus incentive compensation and our performance.

        Below are general descriptions of our 2017 bonus incentive plan and our Company performance criteria applicable to the plan.

        2017 Bonus Incentive Plan.    The purpose of the 2017 bonus incentive plan was to provide an incentive for our participating employees to achieve their highest level of individual and business unit performance and to align the employees to accomplish and share in the achievement of our Company's 2017 strategic and financial goals.

        The bonus program includes a three-step process:

  1.
  The total bonus pool is established in our annual operating plan based on approximate percentages of base salary and our expected headcount. As discussed below, the total bonus pool consists of two variable components (i) the achievement of certain long-term strategic initiatives, and (ii) the satisfaction of cash generation criteria.

  2.
  The total bonus pool is allocated among our business units based on satisfaction of both the strategic initiatives and the cash generation objectives.

  3.
  Once the bonus pool for each business unit is funded, individual bonuses are determined by business unit managers by evaluating each eligible employee's individual and team performance, and the computation of individual awards is approved by the Compensation Committee.

        Achievement of our strategic initiatives and cash generation target establishes a guideline funding level of the bonus pool available to our NEOs. The final actual amount paid to our NEOs are at the discretion of the Compensation Committee based on its overall assessment of other qualitative and quantitative corporate and individual criteria in accordance with the compensation philosophy and policy described above.

        Designated employees, including our NEOs, were eligible to participate in our 2017 bonus incentive plan. Under the 2017 plan, approximately 35% of the funds allocated for distribution were available for awards to eligible employees based on achievement of certain long-term strategic initiatives in 2017 and approximately 65% of the funds allocated for distribution were available for distribution to eligible employees only to the extent we satisfied the designated 2017 cash generation criteria. In addition, the 2017 plan was structured to be capped at 165% achievement, with the 65% upside being fundable based on over-achieving the cash generation target. This was in contrast to no upside for over performance in 2016 (that is, the maximum funding opportunity was 100%); 150% in 2015; and 200% in 2014. The amount of total dollars available for distribution under the bonus incentive plan was directly tied to the Company's achievement of financial objectives.

        Our 2017 bonus incentive plan established the achievement of long-term strategic initiatives and cash generation as the performance goals. The strategic initiatives were selected to ensure that the Company's cash generation and expense reduction efforts did not result in long-term harm to the Company and appropriately balanced short-term savings against ensuring the long-term viability of our Company. For 2017, the Compensation Committee selected strategic initiatives focused on achieving break-even cash flow; developing a commercialization strategy for our next generation ocean bottom seismic acquisition system that would position us to launch it in 2018; protecting and expanding our software business; fostering the long-term integrity of our multi-client business by growing our data library; and implementing several cultural initiatives and objectives designed to foster a "customer first" culture of continuous improvement and technical innovation. The Company reported progress on all of the initiatives to the Board throughout the year. At the conclusion of 2017, the Compensation Committee determined that five out of the five strategic objectives had been met or exceeded and recommended funding 100% of the 35% target or $3.0 million dollars related to the strategic initiatives.

        In addition to the strategic initiatives, the Compensation Committee also established a critical emphasis on metrics for cash generated from operations. Cash from operations was the cash ION recorded in its bank accounts globally, based on collection of customer payments, offset by the payment of vendors, employee payroll taxes, utilities, and similar matters, and excluding cash from external funding arrangements, interest payments and any other special items or modifications as approved by the Compensation Committee from time to time.

        Cash generation was selected as the most appropriate performance goal for our 2017 plan because the Compensation Committee believed that cash from operations was the best indicator of our

Company's overall performance at that time and evidenced a direct correlation with the interests of our shareholders and the ability of our Company to persevere through the recent industry downturn. As a result, 65% of the bonus pool was tied to the achievement of these objectives. When determining whether financial targets had been achieved under the 2017 plan, the Compensation Committee had the discretion to modify or revise the targets as necessary to reflect any significant beneficial or adverse change that resulted in a substantial positive or negative effect on our performance as a whole, such as sales of assets, mergers, acquisitions, divestitures, spin-offs or unanticipated matters such as economic conditions, indicators of growth or recession in our business segments, nature of our operations or changes in or effect of applicable laws, regulations or accounting practices.

        NEO's bonus targets range from 60% to 100% of their respective annual base salaries. In years prior to 2015, every participating NEO other than our Chief Executive Officer could earn up to 200% of their bonus targets in a given year, depending on their individual performance and the performance of the Company. Commencing in 2015, in view of the extremely challenging business climate that the Company faced, the Compensation Committee reduced the maximum amount earnable by these NEO's to 125% of their respective targets. This cap was continued through 2016 but lifted in 2017 in view of the improved performance of the Company and improved business climate. In 2017, each NEO, including our Chief Executive Officer, was eligible to receive up to 200% of his bonus target. The Compensation Committee has the discretion to determine the amounts of individual bonus awards.

        Performance Criteria.    In 2017, the Compensation Committee approved a plan that emphasized the critical importance placed on cash generation as the criteria for consideration of bonus awards to the NEOs and other covered employees under our 2017 bonus incentive plan:

Threshold Adjusted Cash from Operations	Target Adjusted Cash from Operations	Maximum Adjusted Cash from Operations
$0.0 million	$15.0 million	$37.0 million

        Where an employee is primarily involved in a particular business unit, the financial performance criteria under the bonus incentive plan are weighted toward the operational performance of the employee's business unit rather than consolidated company performance. The "Non-Equity Incentive Plan Compensation" column of the 2017 Summary Compensation Table below reflects the payments that our NEOs earned and received under our 2017 bonus incentive plan, and the "Bonus" column of the same table reflects any discretionary cash bonus payments received by our NEOs during 2017. Our 2017 cash from operations exceeded the threshold target performance criteria under our 2017 bonus incentive plan by $6.1 million. However, given the difficult business climate of the past several years, the Compensation Committee authorized only $4.2 million for the portion of the bonus pool determined by cash generation. This amount was 60% of what was authorized under the plan as adopted in early 2017. When combined with the amounts approved in connection with the achievement of long-term strategic initiatives ($3.0 million) the total bonus pool available for distribution in 2017 was approximately $7.2 million.

        In addition to overall company performance, when considering the 2017 bonus incentive plan awards paid to our NEOs, the Compensation Committee also considered the individual performances and accomplishments of each officer. In considering the bonus award paid to Mr. Hanson, the Compensation Committee considered Mr. Hanson's achievement of each of the five key strategic objectives for the Company as well as the Company's achievement of its cash target. As previously stated, the five strategic objectives were (i) achieving break-even cash flow; (ii) developing a commercialization strategy for our next generation ocean bottom seismic acquisition system that would position us to launch it in 2018; (iii) protecting and expanding our software business; (iv) to foster the long-term integrity of our multi-client business by growing our data library; and (v) implementing several cultural initiatives and objectives designed to foster a "customer first" culture of continuous improvement and technical innovation. The Compensation Committee also evaluated Mr. Hanson against the Company's achievement of the cash targets established for 2017. Finally, the Compensation Committee took into consideration Mr. Hanson's effective leadership in our achievement of several important strategic objectives during the year and substantial year-over-year improvements from 2016. Like the pool established for the Company, the bonus awarded by the Compensation Committee to Mr. Hanson reflects the substantial achievement of his five objectives and the Company exceeding its cash target.

        When considering the bonus award paid to Mr. Bate, the Compensation Committee took into consideration his performance against the objectives set for Mr. Bate. Mr. Bate's objectives included (i) achieving break-even cash flow; (ii) establishing a project funding mechanism for significant strategic initiatives; (iii) addressing and finalizing a plan to deal with the 2018 bond maturity through capital structure management; and (iv) increasing marketing efforts for the Company's shares to position the Company for increased analyst coverage in 2018. In addition to his objectives, the Compensation Committee also considered his leadership in reducing the Company's operating costs and his leadership and engagement with shareholders that helped to drive the Company's improved performance when coming out of a difficult and critical time for the Company and the industry. In the bonus awarded to Mr. Bate, the Compensation Committee determined that Mr. Bate achieved four of the four objectives. In addition, Mr. Bate successfully oversaw the execution of the EIP and the related early retirement of the first two tranches of the 2016 SARs noted in the Executive Summary of this Compensation Discussion and Analysis.

        The annual performance objectives for NEOs that report to our Chief Executive Officer are typically determined by our Chief Executive Officer, in collaboration with the NEO, in January or February. Because Mr. Powers was promoted to the role of General Counsel in September of 2017, he and Mr. Hanson did not set performance objectives for Mr. Powers in that role for 2017. When considering the bonus award paid to Mr. Powers, the Compensation Committee took into consideration his performance in 2017 against the objectives set for the Company.

        When considering the bonus award paid to Mr. Usher, the Compensation Committee took into consideration his performance against the objectives set for Mr. Usher. Mr. Usher's objectives included (i) protecting and expanding the Company's command and control software business; (ii) expanding the Company's software business into new markets: (iii) driving the commercial launch of the Company's Devices segment's incremental offerings; and (iv) crafting and implementing a medium-term strategy for the Company's Devices segment. In the bonus awarded to Mr. Usher, the Compensation Committee determined that Mr. Usher achieved four of the four objectives. In addition, the Compensation Committee determined that Mr. Usher successfully led strategic efforts to expand Company offerings to alternative markets.

        When considering the bonus award paid to Mr. Williamson, the Compensation Committee took into consideration his performance against the objectives set for Mr. Williamson. Mr. Williamson's objectives included (i) commencing two new multiclient programs in 2017 that involved large scale 3D reprocessing or new acquisitions, with prefunding or financing vehicles in place to maintain the Company's exposure to program cost at predetermined levels; (ii) establishing a master services partnership agreement with a 3D seismic services provider to provide an integrated proprietary services offering and engage in a qualification process with two E&P companies that the provider was not previously qualified to operate with; developing and entering into at least one large scale E&P Advisory services agreement with a combination of fee for service and a material upside potential with a host government or other E&P focused entity; and (iv) obtaining more than $4 million of commitments to new data processing proprietary business models using the Company's accelerated workflow or Galaxy portal. In the bonus awarded to Mr. Williamson, the Compensation Committee determined that Mr. Williamson achieved four of the four objectives. In addition, the Compensation Committee determined that Mr. Williamson successfully integrated several vertical subgroups within his segment to drive integrated offerings and oversaw one of our most successful multiclient offerings.

        The total compensation paid to each NEO is set forth in the graph titled "Summary Compensation Table".

        The Compensation Committee reviews the annual bonus incentive plan each year to ensure that the key elements of the plan continue to meet the objectives described above.

Long-Term Stock-Based Incentive Compensation

        We have structured our long-term incentive compensation to provide for an appropriate balance between rewarding performance and encouraging employee retention and stock ownership. There is no pre-established policy or target for the allocation between either cash or non-cash or short-term and long-term incentive compensation; however, at executive management levels, the Compensation Committee strives for compensation to focus increasingly on longer-term incentives. In conjunction with the Board, executive management is responsible for setting and achieving long-term strategic goals. In support of this responsibility, compensation for executive management, and most particularly our Chief Executive Officer, tends to be weighted towards rewarding long-term value creation for shareholders.

        The below table illustrates the mix of total compensation received by Mr. Hanson, our CEO, and our other current NEOs during 2017:

        The Compensation Committee noted in last year's proxy that they would not approve any equity compensation in 2017. However, circumstances evolved in 2017 that led the Compensation Committee to revise this decision.

        First, our former General Counsel, Executive Vice President and Corporate Secretary, Ms. Jamey Seely, left the Company in September of 2017. Mr. Powers was promoted to General Counsel and Corporate Secretary in September 2017, and promoted to Executive Vice President in October 2017. In connection with his promotion to Executive Vice President, Mr. Powers was granted stock options and restricted stock. He was the only NEO who was granted any such awards in 2017.

        Second, seven high-performing employees were promoted or transitioned to new roles in 2017. In connection with their promotion and retention, the Compensation Committee approved a grant of 120,000 stock options and 30,000 shares of restricted stock or restricted stock units amongst these seven employees. Of the total stock options and restricted stock employee awards made by ION during 2017, 79% were in the form of stock options and 21% were in the form of restricted stock or restricted stock units.

        Lastly, the Compensation Committee approved the granting of restricted stock to the NEOs and other key employees who elected to participate in the EIP described above. Those grants, however, were made effective March 1, 2018.

        Our long-term incentive plans, and, in 2017, the EIP, have provided the principal method for our NEOs to acquire equity or equity-linked interests in our Company.

        Stock Options.    Under our equity plans, stock options may be granted having exercise prices equal to the closing price of our stock on the date before the date of grant. In any event, all awards of stock options are made at or above the market price at the time of the award. The Compensation Committee will not grant stock options having exercise prices below the market price of our stock on the date of grant, and will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events, as required by the relevant plan) without the consent of our shareholders. Our stock options generally vest ratably over four years, based on continued employment, and the terms of our 2013 LTIP require stock options granted under that plan to follow that vesting schedule unless the Compensation Committee approves a different schedule when approving the grant. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. New option grants normally have a term of ten years.

        The purpose of stock options is to provide equity compensation with value that has been traditionally treated as entirely at-risk, based on the increase in our stock price and the creation of shareholder value. Stock options also allow our NEOs and key employees to have equity ownership and to share in the appreciation of the value of our stock, thereby aligning their compensation directly with increases in shareholder value. Stock options only have value to their holder if the stock price appreciates in value from the date options are granted.

        Stock option award decisions are generally based on past business and individual performance. In determining the number of options to be awarded, we also consider the grant recipient's qualitative and quantitative performance, the size of stock option and other stock based awards in the past, and expectations of the grant recipient's future performance. In 2017, eight employees received option awards, covering 156,000 shares of Common Stock. In 2017, only one NEO received an option award of 36,000 shares of Common Stock, which was approximately 23% of the total options awarded. The total number of options awarded in 2017 represent a 62% reduction when compared to 2016.

        Restricted Stock and Restricted Stock Units.    We use restricted stock and restricted stock units to focus executives on our long-term performance and to help align their compensation more directly with shareholder value. Vesting of restricted stock and restricted stock units typically occurs ratably over three years, based solely on continued employment of the recipient-employee, and the terms of our 2013 LTIP require restricted stock and restricted stock units granted under that plan to follow that vesting schedule unless the Compensation Committee approves a different schedule when approving the grant. In 2017, eight employees received awards of restricted stock and shares underlying restricted stock units for a total of 42,000 shares. Only one NEO received an award of 12,000 shares of restricted stock, which was approximately 29% of the total shares of restricted stock awarded.

        Awards of restricted stock units have been made to certain of our foreign employees in lieu of awards of restricted stock. Restricted stock units provide certain tax benefits to our foreign employees as the result of foreign law considerations, so we expect to continue to award restricted stock units to designated foreign employees for the foreseeable future.

        The total number of shared of restricted stock and shares underlying restricted stock units awarded in 2017 represent a 78% reduction when compared to 2016.

        Stock Appreciation Rights.    To enhance the performance-based focus of ION's compensation programs, the Compensation Committee elected to have a substantial portion of the equity-based compensation paid in SARs instead of restricted stock or stock options in 2016. The SARs grants approved by the Compensation Committee are 100% cash-settled and were granted pursuant to our 2008 Stock Appreciation Rights Plan. The vesting of the SARs is achieved through both a market condition and a service condition. The market condition is achieved, in part or in full, in the event that during the four-year period beginning on the date of grant the 20-day trailing volume-weighted average price per share of Common Stock is (i) greater than 120% of the exercise price for the first 1/3 of the awards, (ii) greater than 125% of the exercise price for the second 1/3 of the awards and (iii) greater than 130% of the exercise price for the final 1/3 of the awards. The exercise condition restricts the ability of the holders to exercise awards until certain service milestones have been reached such that (i) no more than 1/3 of the awards may be exercised, if vested, on and after the first anniversary of the date of grant, (ii) no more than 2/3 of the awards may be exercised, if vested, on and after the second anniversary of the date of grant and (iii) all of the awards may be exercised, if vested, on and after the third anniversary of the date of grant. In 2015, the Company granted 3,108,107 SARs (on a pre-split basis). In 2016, the Company granted 1,210,100 SARs, or 61% less than similar compensation issued in 2015. No SARs were granted in 2017.

        Approval and Granting Process.    As described above, the Compensation Committee reviews and approves all stock appreciation rights, stock option, restricted stock and restricted stock unit awards made to NEOs, regardless of amount. With respect to equity compensation awarded to employees other than NEOs, the Compensation Committee reviews and approves all grants of stock appreciation rights, restricted stock, stock options and restricted stock units above 5,000 shares, generally based upon the recommendation of our Chief Executive Officer. The Compensation Committee has granted to our Chief Executive Officer the authority to approve grants to any employee other than an NEO of (i) up to 5,000 shares of restricted stock and (ii) stock options for not more than 5,000 shares. Our Chief Executive Officer is also required to provide a report to the Compensation Committee of all awards of options and restricted stock made by him under this authority. We believe that this policy is beneficial because it enables smaller grants to be made more efficiently. This flexibility is particularly important with respect to attracting and hiring new employees, given the increasingly competitive market for talented and experienced technical and other personnel in locales in which our employees work.

        All grants of stock appreciation rights, restricted stock, restricted stock units and stock options to employees or directors are granted on one of four designated quarterly grant dates during the year: March 1, June 1, September 1 or December 1. The Compensation Committee approved these four dates because they are not close to any dates on which earnings announcements or other announcements of material events would normally be made by us. For an award to a current employee, the grant date for the award is the first designated quarterly grant date that occurs after approval of the award. For an award to a newly hired employee who is not yet employed by us at the time the award is approved, the grant date for the award is the first designated quarterly grant date that occurs after the new employee commences work. We believe that this process of fixed quarterly grant dates is beneficial because it serves to remove any perception that the grant date for an award could be capable of manipulation or change for the benefit of the recipient. In addition, having all grants occur on a maximum of four days during the year simplifies certain fair value accounting calculations related to the grants, thereby minimizing the administrative burden associated with tracking and calculating the fair values, vesting schedules and tax-related events upon vesting of restricted stock and also lessening the opportunity for inadvertent calculation errors.

        Beginning March 1, 2015, the Compensation Committee decided that all awards of restricted stock, stock options and SARs would be made in annual grants occurring on March 1 of each year. In 2016, the Company also awarded annual equity grants on March 1. This date was selected because (i) it enables the Board and Compensation Committee to consider individual performance after the full year has been completed, (ii) it simplifies the annual budgeting process by having the expense resulting from the equity award incurred at the same time as incentive compensation and (iii) the date aligns with the time the Company normally pays annual bonuses. Awards made in connection with significant promotions, new hires, new directors joining the Board or unusual circumstances, including but not limited to its employees and directors, will be granted on one of four designated dates during the year: March 1, June 1, September 1 or December 1.

Clawback Policy

        We have a Compensation Recoupment Policy (commonly referred to as a "clawback" policy), which provides that, in the event of a restatement of our financial results due to material noncompliance with applicable financial reporting requirements, the Board will, if it determines appropriate and subject to applicable laws and the terms and conditions of our applicable stock plans, programs or arrangements, seek reimbursement of the incremental portion of performance-based compensation, including performance-based bonuses and long-term equity-based incentive awards, paid to current or former NEOs within three years of the restatement date, in excess of the compensation that would have been paid had the compensation amount been based on the restated financial results.

Personal Benefits, Perquisites and Employee Benefits

        Our Board and executives have concluded that we will not offer most perquisites traditionally offered to executives of similarly sized companies. As a result, perquisites and any other similar personal benefits offered to our NEOs are substantially the same as those offered to our general salaried employee population. These offered benefits include medical and dental insurance, life insurance, disability insurance, a vision plan, charitable gift matching (up to designated limits), a 401(k) plan with a company match of certain levels of contributions, flexible spending accounts for healthcare and dependent care and other customary employee benefits. Business-related relocation benefits may be reimbursed on a case-by-case basis. We intend to continue applying our general policy of not providing specific personal benefits and perquisites to our executives; however, we may, in our discretion, revise or add to any executive's personal benefits and perquisites if we deem it advisable.

Risk Management Considerations

        The Compensation Committee believes that our Company's bonus and equity programs create incentives for employees to create long-term shareholder value. The Compensation Committee has considered the concept of risk as it relates to our compensation programs and has concluded that our compensation programs do not encourage excessive or inappropriate risk-taking. Several elements of the compensation programs are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk:

  •
  The compensation programs consist of both fixed and variable compensation. The fixed (or salary) portion is designed to provide a steady income regardless of the Company's stock price performance so that executives do not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short- and long-term corporate performance. The Compensation Committee believes that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce positive short- and long-term corporate results, while the fixed element is also sufficiently high such that the executives are not encouraged to take unnecessary or excessive risks in doing so.

  •
  The financial metrics used to determine the amount of an executive's bonus are measures the Compensation Committee believes contribute to long-term shareholder value and ensure the continued viability of the Company. Moreover, the Compensation Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short-term results. In addition, the overall maximum bonus for each participating NEO other than our Chief Executive Officer is not expected to exceed 150% of the executive's base salary under the bonus plan, and the overall bonus for our Chief Executive Officer under his employment agreement will not exceed 200% of his base salary under the bonus plan, in each case no matter how much the Company's financial performance exceeds the ranges established at the beginning of the year.

  •
  We have strict internal controls over the measurement and calculation of the financial metrics that determine the amount of an executive's bonus, designed to keep it from being susceptible to manipulation by an employee, including our executives.

  •
  Stock options become exercisable over a four-year period and remain exercisable for up to ten years from the date of grant, encouraging executives to look to long-term appreciation in equity values.

  •
  Restricted stock becomes exercisable over a three-year period, again encouraging executives to look to long-term appreciation in equity values.

  •
  Senior executives, including our NEOs, are required to acquire over time and hold shares of our Company's stock having a value of between one and four times the executive's annual base salary, depending on the level of the executive. The Compensation Committee believes that the stock ownership guidelines provide a considerable incentive for management to consider the Company's long-term interests, since a portion of their personal investment portfolio consists of our Common Stock.

  •
  In addition, we do not permit any of our NEOs or directors to enter into any derivative or hedging transactions involving our stock, including short sales, market options, equity swaps and similar instruments, thereby preventing executives from insulating themselves from the effects of poor company stock price performance. Please refer to "—Stock Ownership Requirements; Hedging Policy" below.

  •
  We have a compensation recoupment (clawback) policy that provides, in the event of a restatement of our financial results due to material noncompliance with financial reporting requirements, for reimbursement of the incremental portion of performance-based compensation, including performance-based cash bonuses and long-term equity-based incentive awards, paid to current or former NEOs within three years of the restatement date, in excess of the compensation that would have been paid had such compensation amount been based on the restated financial results. Please refer to "—Clawback Policy" above.

        Consideration of Say-On-Pay Result.    At our 2017 Annual Meeting of Shareholders held on May 17, 2016, our shareholders approved all of our director nominees and proposals, including a non-binding advisory vote to approve the compensation of our NEOs ("say-on-pay"). In the advisory executive compensation vote, over 70% of the votes cast on the proposal voted in favor of our executive compensation. Our general goal since our 2016 Annual Meeting has been to continue to act consistently with the established practices that were approved by our shareholders. We believe that we have accomplished that goal. At our 2017 Annual Meeting, our shareholders also voted on a non-binding advisory vote on the frequency of advisory votes on executive compensation ("say-on-frequency") and approved "every year". The Board intends to hold advisory votes on executive compensation within the time frame approved by the shareholders. When and if our Board determines that it is in the best interest of our Company to hold our say-on-pay vote with a different frequency, we will propose such a change to our shareholders at the next annual meeting of shareholders to be held following the Board's determination. Presently, under SEC rules, we are not required to hold another say-on-frequency vote again until our 2023 Annual Meeting of Shareholders.

Indemnification of Directors and Executive Officers

        Our Bylaws provide certain rights of indemnification to our directors and employees (including our NEOs) in connection with any legal action brought against them by reason of the fact that they are or were a director, officer, employee or agent of our Company, to the full extent permitted by law. Our Bylaws also provide, however, that no such obligation to indemnify exists as to proceedings initiated by an employee or director against us or our directors unless (a) it is a proceeding (or part thereof) initiated to enforce a right to indemnification or (b) was authorized or consented to by our Board.

        As discussed below, we have also entered into employment agreements with certain of our NEOs that provide for us to indemnify the executive to the fullest extent permitted by our Restated Certificate of Incorporation, as amended, and our Bylaws. The agreements also provide that we will provide the executive with coverage under our directors' and officers' liability insurance policies to the same extent as provided to our other executives.

Stock Ownership Requirements; Hedging Policy

        We believe that broad-based stock ownership by our employees (including our NEOs) enhances our ability to deliver superior shareholder returns by increasing the alignment between the interests of our employees and our shareholders. Accordingly, the Board has adopted stock ownership guidelines applicable to each of our senior executives, including our NEOs. The policy requires each executive to retain direct ownership of at least 50% of all shares of our Company's stock received upon exercise of stock options and vesting of awards of restricted stock or restricted stock units until the executive owns shares having an aggregate value equal to the following multiples of the executive's annual base salary:

President and Chief Executive Officer—4x
Executive Vice President—2x
Senior Vice President—1x

        The Compensation Committee and our Chief Executive Officer may, in their discretion, grant temporary exemptions from the guidelines to prevent severe hardships to senior executives. As of the date of this Proxy Statement, all of our senior executives were in compliance with the stock ownership requirements. In addition, we do not permit any of our NEOs or directors to enter into any derivative or hedging transactions with respect to our stock, including short sales, market options, equity swaps and similar instruments.

Impact of Regulatory Requirements and Accounting Principles on Compensation

        The financial reporting and income tax consequences to our Company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Under Section 162(m) of the Internal Revenue Code and the related federal treasury regulations, we may not deduct annual compensation in excess of $1 million paid to certain employees—generally our Chief Executive Officer and our three other most highly compensated NEOs, other than our Chief Financial Officer—unless that compensation qualifies as "performance-based" compensation. Pursuant to the 2017 Tax Cuts and Jobs Act, signed into law on December 22, 2017 (the "Tax Act"), for fiscal years beginning after December 31, 2017, the compensation of our Chief Financial Officer is also subject to the deduction limitation. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the NEOs with the need to maximize the immediate deductibility of compensation—while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.

        In making its compensation decisions, the Compensation Committee has considered the limitations on deductibility within the requirements of Internal Revenue Code Section 162(m) and its related Treasury regulations. As a result, for periods prior to January 1, 2018, the Compensation Committee has designed much of the total compensation packages for the NEOs to qualify for the exemption of "performance-based" compensation from the deductibility limit. However, the Compensation Committee does have the discretion to design and use compensation elements that may not be deductible within the limitations under Section 162(m), if the Compensation Committee considers the tax consequences and determines that those elements are in our best interests.

        As a result, certain payments to our NEOs under our 2017 annual bonus plan may not qualify as performance-based compensation under Section 162(m) because the awards were calculated and paid in a manner that may not meet the requirements under Section 162(m) and the related Treasury regulations.

        Pursuant to the Tax Act, subject to certain transition rules, for fiscal years beginning after December 31, 2017, the performance-based compensation exception to the deduction limitations under Section 162(m) will no longer be available. As a result, for fiscal years beginning after December 31, 2017, any compensation in excess of $1 million paid to our executive officers may not be deductible. The Compensation Committee believes that the potential deductibility of the compensation payable under the annual bonus plan and the Company's other incentive compensation plans and arrangements should be only one of a number of relevant factors taken into consideration in establishing those plans and arrangements for our executive officers and not the sole governing factor. For that reason, for the 2018 fiscal year, the Compensation Committee intends to structure our annual bonus plan and the Company's other incentive compensation plans and arrangements in a manner similar to the 2017 fiscal year, acknowledging that a portion of those compensation payments may not be deductible under Section 162(m), in order to assure appropriate levels of total compensation for our executive officers based on the Company's performance.

        Likewise, the impact of Section 409A of the Internal Revenue Code is taken into account, and our executive compensation plans and programs are, in general, designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from non-compliance.

        For accounting purposes, we apply the guidance in ASC Topic 718 to record compensation expense for our equity-based compensation grants. ASC Topic 718 is used to develop the assumptions necessary and the model appropriate to value the awards as well as the timing of the expense recognition over the requisite service period, generally the vesting period, of the award.

        Executive officers will generally recognize ordinary taxable income from stock option awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the NEO's wages and the amount we may deduct is equal to the Common Stock price when the stock options are exercised less the exercise price, multiplied by the number of shares under the stock options exercised. We do not pay or reimburse any NEO for any taxes due upon exercise of a stock option. We have not historically issued any tax-qualified incentive stock options under Section 422 of the Internal Revenue Code.

        Executives will generally recognize taxable ordinary income with respect to their shares of restricted stock at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant). Restricted stock unit awards are generally subject to ordinary income tax at the time of payment or issuance of unrestricted shares of stock. We are generally entitled to a corresponding federal income tax deduction at the same time the executive recognizes ordinary income.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement and required by Item 402(b) of Regulation S-K with the management of ION. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into ION's Annual Report on Form 10-K, as amended, for the year ended December 31, 2017.

Franklin Myers, Chairman David H. Barr James M. Lapeyre, Jr. John N. Seitz

SUMMARY COMPENSATION TABLE

        The following table summarizes the compensation paid to or earned by our named executive officers at December 31, 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
R. Brian Hanson	2017	558,689	—	—	—	1,200,000	7,950	1,766,639
President, Chief Executive	2016	540,000	—	341,900	203,817	720,000	7,950	1,813,667
Officer and Director	2015	560,769	—	294,633	215,164	750,000	11,861	1,832,427
Steven A. Bate	2017	350,484	—	—	—	450,000	7,950	808,434
Executive Vice President	2016	337,500	—	170,950	101,909	337,500	7,950	955,809
and Chief Financial Officer	2015	350,481	—	134,474	98,200	351,562	10,471	945,188
Matthew R. Powers	2017	220,664	—	168,600	291,540	165,000	5,423	851,227
Executive Vice President, General Counsel and Corporate Secretary
Christopher T. Usher	2017	353,808	—	—	—	347,000	5,504	706,312
Executive Vice President	2016	340,704	—	59,686	50,954	272,500	5,504	729,348
and Chief Operating	2015	353,808	—	64,501	47,119	227,136	10,614	703,178
Officer, Operations Optimization
Kenneth G. Williamson	2017	361,905	—	—	—	508,000	7,950	877,855
Executive Vice President	2016	348,492	—	70,875	71,336	260,000	7,950	758,653
and Chief Operating	2015	361,895	—	159,611	116,565	261,368	10,857	910,296
Officer, E&P Technology & Services

Discussion of Summary Compensation Table

        Stock Awards Column.    All of the amounts in the "Stock Awards" column reflect the grant-date fair value of awards of restricted stock made during the applicable fiscal year (excluding any impact of assumed forfeiture rates) under our 2013 LTIP. While unvested, a holder of restricted stock is entitled to the same voting rights as all other holders of Common Stock. In each case, unless stated otherwise below, the awards of shares of restricted stock vest in one-third increments each year, over a three-year period. The values contained in the Summary Compensation Table under the Stock Awards column are based on the grant date fair value of all stock awards (excluding any impact of assumed forfeiture rates). In addition to the grants and awards in 2017 described in the "—2017 Grants of Plan-Based Awards" table below:

  •
  On March 1, 2015, Mr. Hanson received an award of 8,615 shares of restricted stock.

  •
  On March 1, 2016, Mr. Hanson received an award of 50,000 shares of restricted stock.

  •
  On June 1, 2016, Mr. Hanson received an award of 20,000 shares of restricted stock.

  •
  On March 1, 2015, Mr. Bate received an award of 3,932 shares of restricted stock.

  •
  On March 1, 2016, Mr. Bate received an award of 25,000 shares of restricted stock.

  •
  On June 1, 2016, Mr. Bate received an award of 10,000 shares of restricted stock

  •
  On March 1, 2015, Mr. Usher received an award of 1,886 shares of restricted stock.

  •
  On March 1, 2016, Mr. Usher received an award of 12,500 shares of restricted stock.

  •
  On June 1, 2016, Mr. Usher received an award of 1,300 shares of restricted stock.

  •
  On March 1, 2015, Mr. Williamson received an award of 4,667 of restricted stock.

  •
  On March 1, 2016, Mr. Williamson received an award of 17,500 shares of restricted stock.

        Option Awards Column.    All of the amounts shown in the "Option Awards" column reflect stock options granted under our 2013 LTIP. In each case, unless stated otherwise below, the options vest 25% each year over a four-year period. The values contained in the Summary Compensation Table under the Stock Options column are based on the grant date fair value of all option awards (excluding any impact of assumed forfeiture rates). For a discussion of the valuation assumptions for the awards, see Note 10, Shareholders' Equity and Stock-Based Compensation—Valuation Assumptions, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2017. All of the exercise prices for the options equal or exceed the fair market value per share of ION Common Stock on the date of grant. In addition to the grants and awards in 2017 described in the "2017 Grants of Plan-Based Awards" table below:

  •
  On March 1, 2015, Mr. Hanson received an award of options to purchase 12,923 shares of our Common Stock for an exercise price of $34.20 per share.

  •
  On March 1, 2016, Mr. Hanson received an award of options to purchase 100,000 shares of our Common Stock for an exercise price of $3.10 per share.

  •
  On March 1, 2015, Mr. Bate received an award of options to purchase 5,898 shares of our Common Stock for an exercise price of $34.20 per share.

  •
  On March 1, 2016, Mr. Bate received an award of options to purchase 50,000 shares of our Common Stock for an exercise price of $3.10 per share.

  •
  On March 1, 2015, Mr. Usher received an award of options to purchase 2,830 shares of our Common Stock for an exercise price of $34.20 per share.

  •
  On March 1, 2016, Mr. Usher received an award of options to purchase 25,000 shares of our Common Stock for an exercise price of $3.10 per share.

  •
  On March 1, 2015, Mr. Williamson received an award of options to purchase 7,001 shares of our Common Stock for an exercise price of $34.20 per share.

  •
  On March 1, 2016, Mr. Williamson received an award of options to purchase 35,000 shares of our Common Stock for an exercise price of $3.10 per share.

  Other Columns.

        All payments of non-equity incentive plan compensation reported for 2017 were made in February 2018 with regard to the 2017 fiscal year and were earned and paid pursuant to our 2017 incentive plan.

        We do not sponsor for our employees (i) any defined benefit or actuarial pension plans (including supplemental plans), (ii) any non-tax-qualified deferred compensation plans or arrangements or (iii) any nonqualified defined contribution plans.

        Our general policy is that our executive officers do not receive any executive "perquisites," or any other similar personal benefits that are different from what our salaried employees are entitled to receive. We provide the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees, which are not included in the "All Other Compensation" column in the Summary Compensation Table pursuant to SEC rules. The amounts shown in the "All Other Compensation" column solely consist of employer matching contributions to ION's 401(k) plan.

 2017 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)
							Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
R. Brian Hanson	—	—	600,000	1,200,000	—	—	—	—
Steven A. Bate	—	93,750	281,250	562,500	—	—	—	—
Matthew R. Powers	—	68,750	165,000	330,000	—	—	—	—
	12/1/2017	—	—	—	12,000	36,000	13.15	449,340
Christopher T. Usher	—	94,640	227,136	454,272	—	—	—	—
Kenneth G. Williamson	—	96,803	290,410	580,820	—	—	—	—

(1)
Reflects the estimated threshold, target and maximum award amounts for payouts under our 2017 incentive plan to our NEOs. Under the plan, every participating NEO had the opportunity to earn a maximum of 200% of his target depending on performance of the Company against the designated performance goal, and performance of the executive against personal performance criteria. Mr. Hanson's employment agreement does not specify that he will earn a bonus upon achievement of a threshold consolidated performance goal. Because award determinations under the plan were based in part on outcomes of personal evaluations of employee performance by our Chief Executive Officer and the Compensation Committee, the computation of actual awards generated under the plan upon achievement of threshold and target company performance criteria differed from the above estimates. See "—Compensation Discussion and Analysis—Elements of Compensation—Bonus Incentive Plan" above. For actual payout amounts to our named executive officers under our 2017 bonus incentive plan, see the "Non-Equity Incentive Plan Compensation" column in the "Summary Compensation Table" above.

(2)
All stock awards granted reflect the number of shares of restricted stock granted under our 2013 LTIP. While unvested, a holder of restricted stock is entitled to the same voting rights as all other holders of Common Stock. The shares vest ratably over a three-year period.

(3)
All stock option awards granted reflect the number of shares issuable under options granted under our 2013 LTIP. In each case, the options vest 25% each year over a four-year period. All of the exercise prices for the options reflected in the above chart equal or exceed the fair market value per share of our Common Stock on the date of grant.

(4)
The values contained in the table are based on the grant date fair value of the award computed in accordance with ASC Topic 718 for financial statement reporting purposes, but exclude any impact of assumed forfeiture rates. For a discussion of valuation assumptions, see Note 10, "Shareholders' Equity and Stock-Based Compensation—Valuation Assumptions", in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2017.

Employment Agreements

        In recent years, we have not entered into employment agreements with employees other than our Chief Executive Officer and Chief Financial Officer. We have generally entered into employment agreements with employees only when the employee holds an executive officer position and we believe that an employment agreement is desirable for us to obtain a measure of assurance as to the executive's continued employment in light of prevailing market competition for the particular position held by the executive officer, or where we determine that an employment agreement is necessary and appropriate to attract an executive in light of market conditions, the prior experience of the executive or practices at ION with respect to other similarly situated employees.

        The following discussion describes the material terms of our existing executive employment agreements with our executive officers:

R. Brian Hanson

        In connection with his appointment as our President and Chief Executive Officer on January 1, 2012, Mr. Hanson entered into a new employment agreement. The agreement provides for Mr. Hanson to serve as our President and Chief Executive Officer for an initial term of three years, with automatic two-year renewals thereafter. Any change of control of our Company after January 1, 2013 will cause the remaining term of Mr. Hanson's employment agreement to adjust automatically to a term of three years, which will commence on the effective date of the change of control.

        The agreement provides for Mr. Hanson to receive an initial base salary of $450,000 per year and be eligible to receive an annual performance bonus under our incentive compensation plan, with a target incentive plan bonus amount equal to 75% of his base salary and with a maximum incentive plan bonus amount equal to 150% of his base salary.

        Under the agreement, and as approved by the Compensation Committee, Mr. Hanson will be entitled to receive grants of (i) options to purchase shares of our Common Stock and (ii) shares of our restricted stock. Mr. Hanson will also be eligible to participate in other equity compensation plans that are established for our key executives, as approved by the Compensation Committee. In the agreement, we also agreed to indemnify Mr. Hanson to the fullest extent permitted by our Restated Certificate of Incorporation, as amended, and Bylaws, and to provide him coverage under our directors' and officers' liability insurance policies to the same extent as other company executives.

        We may at any time terminate our employment agreement with Mr. Hanson for "Cause" if Mr. Hanson (i) willfully and continuously fails to substantially perform his obligations, (ii) willfully engages in conduct materially and demonstrably injurious to our property or business (including fraud, misappropriation of funds or other property, other willful misconduct, gross negligence or conviction of a felony or any crime involving moral turpitude) or (iii) commits a material breach of the agreement. In addition, we may at any time terminate the agreement if Mr. Hanson suffers permanent and total disability for a period of at least 180 consecutive days, or if Mr. Hanson dies. Mr. Hanson may terminate his employment agreement for "Good Reason" if we breach any material provision of the agreement, we assign to Mr. Hanson any duties materially inconsistent with his position, we materially reduce his duties, functions, responsibilities, budgetary or other authority, or take other action that results in a diminution in his office, position, duties, functions, responsibilities or authority, we relocate his workplace by more than 50 miles, or we elect not to extend the term of his agreement.

        In his agreement, Mr. Hanson agrees not to compete against us, assist any competitor, attempt to solicit any of our suppliers or customers, or solicit any of our employees, in any case during his employment and for a period of two years after his employment ends. The employment agreement also contains provisions relating to protection of our confidential information and intellectual property. The agreement does not contain any tax gross-up benefits.

        For a discussion of the provisions of Mr. Hanson's employment agreement regarding compensation to Mr. Hanson in the event of a change of control affecting our Company or his termination by us without cause or by him for good reason, see "—Potential Payments Upon Termination or Change of Control—R. Brian Hanson" below.

Steven A. Bate

        In connection with his appointment as our Executive Vice President and Chief Financial Officer on November 13, 2014, Mr. Bate entered into an employment agreement. The agreement provides for Mr. Bate to serve as our Executive Vice President and Chief Financial Officer for an initial term of three years, with automatic one-year renewals thereafter. Any change of control of our Company after November 13, 2015 will cause the remaining term of Mr. Bate's employment agreement to adjust automatically to a term of two years, which will commence on the effective date of the change of control.

        The agreement provides for Mr. Bate to receive an initial base salary of $375,000 per year and be eligible to receive an annual performance bonus under our incentive compensation plan, with a target incentive plan bonus amount equal to 50% of his base salary beginning in 2015.

        Under the agreement, Mr. Bate will be entitled to receive grants of (i) options to purchase shares of our Common Stock and (ii) shares of our restricted stock. Mr. Bate will also be eligible to participate in other equity compensation plans that are established for our key executives, as approved by the Compensation Committee. In the agreement, we also agreed to indemnify Mr. Bate to the fullest extent permitted by our Restated Certificate of Incorporation, as amended, and Bylaws, and to provide him coverage under our directors' and officers' liability insurance policies to the same extent as other company executives.

        We may at any time terminate our employment agreement with Mr. Bate for "Cause" if Mr. Bate (i) willfully and continuously fails to substantially perform his obligations, (ii) willfully engages in conduct materially and demonstrably injurious to our property or business (including fraud, misappropriation of funds or other property, other willful misconduct, gross negligence or conviction of a felony or any crime involving moral turpitude) or (iii) commits a material breach of the agreement. In addition, we may at any time terminate the agreement if Mr. Bate suffers permanent and total disability for a period of at least 180 consecutive days, or if Mr. Bate dies. Mr. Bate may terminate his employment agreement for "Good Reason" if we breach any material provision of the agreement, we assign to Mr. Bate any duties materially inconsistent with his position, we materially reduce his duties, functions, responsibilities, budgetary or other authority, or take other action that results in a diminution in his office, position, duties, functions, responsibilities or authority, or we relocate his workplace by more than 50 miles.

        In his agreement, Mr. Bate agrees not to compete against us, assist any competitor, attempt to solicit any of our suppliers or customers, or solicit any of our employees, in any case during his employment and for a period of twelve months after his employment ends. The employment agreement also contains provisions relating to protection of our confidential information and intellectual property.

        For a discussion of the provisions of Mr. Bate's employment agreement regarding compensation to Mr. Bate in the event of a change of control affecting our Company or his termination by us without cause or by him for good reason, see "—Potential Payments Upon Termination or Change of Control—Steven A. Bate" below.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table sets forth information concerning unexercised stock options (including outstanding stock appreciation rights, or SARs) and shares of restricted stock held by our named executive officers at December 31, 2017:

	Option Awards(1)						Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
R. Brian Hanson	1,166		—		45.00	12/1/2018	49,536	978,336
	9,333	(4)	—		45.00	12/1/2018
	16,666		—		106.05	9/1/2021
	5,000		—		89.40	12/1/2022
	6,666		—		57.90	12/1/2023
	5,000		1,666		61.05	3/1/2024
	6,461		6,462		34.20	3/1/2025
	—		53,557	(5)	34.20	3/1/2025
	25,000		75,000		3.10	3/1/2026
	—		100,000	(5)	3.10	3/1/2026
Steven A. Bate	5,000		—		95.85	6/1/2023	24,643	486,699
	3,333		—		95.85	6/1/2023
	2,333		—		57.90	12/1/2023
	2,499		834		61.05	3/1/2024
	3,000		1,000		37.05	12/1/2024
	2,949		2,949		34.20	3/1/2025
	—		24,444	(5)	34.20	3/1/2025
	12,500		37,500		3.10	3/1/2026
	—		50,000	(5)	3.10	3/1/2026
Matthew R. Powers	333		—		71.85	9/1/2023	13,332	263,307
	333		—		57.90	12/1/2023
	375		125		61.05	3/1/2024
	1,250		3,750		3.10	3/1/2026
	—		3,334	(5)	3.10	3/1/2026
	—		36,000		13.15	12/1/2027
Christopher T. Usher	3,333		—		89.40	12/1/2022	9,827	194,083
	4,000		—		57.90	12/1/2023
	3,000		1,000		61.05	3/1/2024
	1,415		1,415		34.20	3/1/2025
	—		11,728	(5)	34.20	3/1/2025
	6,250		18,750		3.10	3/1/2026
	—		50,000	(5)	3.10	3/1/2026
Kenneth G. Williamson	2,333		—		45.00	12/1/2018	13,222	261,135
	3,333		—		42.45	6/1/2019
	1,466		—		81.60	12/1/2019
	5,000		—		68.70	3/1/2020
	2,333		—		107.85	12/1/2020
	3,333		—		87.15	12/1/2021
	3,333		—		89.40	12/1/2022
	4,000		—		57.90	12/1/2023
	3,000		1,000		61.05	3/1/2024
	3,500		3,501		34.20	3/1/2025
	—		29,013	(5)	34.20	3/1/2025
	8,750		26,250		3.10	3/1/2026
	—		50,000	(5)	3.10	3/1/2026

(1)
All stock option information in this table relates to nonqualified stock options granted under either our 2004 LTIP or 2013 LTIP. All of the unvested options in this table vest 25% each year over a four-year period.

(2)
The amounts shown represent shares of restricted stock granted under our 2013 LTIP. While unvested, the holder is entitled to the same voting rights as all other holders of Common Stock. All of the restricted stock awards vest in one-third increments each year, over a three-year period.

(3)
Pursuant to SEC rules, the market value of each executive's shares of unvested restricted stock was calculated by multiplying the number of shares by $19.75 (the closing price per share of our Common Stock on the NYSE on December 29, 2017, the last business day of 2017).

(4)
The amounts shown reflect awards of cash-settled SARs granted to Mr. Hanson on December 1, 2008 under our Stock Appreciation Rights Plan. Mr. Hanson's SARs vested in full on December 1, 2011.

(5)
The amounts shown reflect awards of cash-settled SARs granted on March 1, 2015 and March 1, 2016 under our Stock Appreciation Rights Plan. The vesting of the SARs is achieved through both a market condition and a service condition. The market condition is achieved, in part or in full, in the event that during the four-year period beginning on the date of grant the 20-day trailing volume-weighted average price of a share of Common Stock is (i) greater than 120% of the exercise price for the first 1/3 of the awards, (ii) greater than 125% of the exercise price for the second 1/3 of the awards and (iii) greater than 130% of the exercise price for the final 1/3 of the awards. The exercise condition restricts the ability of the holders to exercise awards until certain service milestones have been reached such that (i) no more than 1/3 of the awards may be exercised, if vested, on and after the first anniversary of the date of grant, (ii) no more than 2/3 of the awards may be exercised, if vested, on and after the second anniversary of the date of grant (except with respect to the March 1, 2016 SARs, the vesting dates of which were accelerated as set forth in the "—Compensation Discussion and Analysis" above) and (iii) all of the awards may be exercised, if vested, on and after the third anniversary of the date of grant.

(6)
We do not have outstanding any Equity Incentive Plan Awards as defined by the SEC rules. As a result, the above table omits the following columns:

•
Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options

•
Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested

•
Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

2017 OPTION EXERCISES AND STOCK VESTED

        The following table sets forth certain information with respect to option and stock exercises by the named executive officers during the year ended December 31, 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
R. Brian Hanson(3)	200,000	2,060,000	27,763	132,705
Steven A. Bate(4)	100,000	1,030,000	13,756	69,801
Matthew R. Powers(5)	6,666	68,660	723	3,543
Christopher T. Usher(6)	100,000	1,030,000	5,675	27,591
Ken Williamson(7)	100,000	1,030,000	7,834	38,387

(1)
The value realized upon the exercise of the cash-settled stock appreciation rights is calculated by (a) subtracting $3.10 (the cash-settled stock appreciation rights exercise price) from $13.40 (the closing price per share of our Common Stock on the NYSE on December 15, 2017 exercise date) to get the realized value per share, and (b) multiplying the realized value per share by the number of shares underlying cash-settled stock appreciation rights exercised.

(2)
The values realized upon vesting of stock awards contained in the table are based on the market value of our Common Stock on the date of vesting.

(3)
The value realized by Mr. Hanson on the vesting of his restricted stock awards was calculated by multiplying (a) 21,095 shares by $4.90 (the closing price per share of our Common Stock on the NYSE on March 1, 2017) and (b) 6,668 shares by $4.40 (the closing price per share of our Common Stock on the NYSE on the June 1, 2017 vesting date).

(4)
The value realized by Mr. Bate on the vesting of his restricted stock awards was calculated by multiplying (a) 9,978 shares by $4.90 (the closing price per share of our Common Stock on the NYSE on March 1, 2017); (b) 3,334 shares by $4.40 (the closing price per share of our Common Stock on the NYSE on June 1, 2017) and (c) 444 shares by $14.05 (the closing price per share of our Common Stock on the NYSE on the December 1, 2017 vesting date).

(5)
The value realized by Mr. Powers on the vesting of his restricted stock awards was calculated by multiplying 723 shares by $4.90 (the closing price per share of our Common Stock on the NYSE on March 1, 2017).

(6)
The value realized by Mr. Usher on the vesting of his restricted stock awards was calculated by multiplying (a) 5,241 shares by $4.90 (the closing price per share of our Common Stock on the NYSE on March 1, 2017) and (b) 434 shares by $4.40 (the closing price per share of our Common Stock on the NYSE on the June 1, 2017 vesting date).

(7)
The value realized by Mr. Williamson on the vesting of his restricted stock awards was calculated by multiplying 7,834 shares by $4.90 (the closing price per share of our Common Stock on the NYSE on March 1, 2017).

Potential Payments Upon Termination or Change of Control

        Under the terms of our equity-based compensation plans and our employment agreements, our Chief Executive Officer and certain of our other named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment (with and without cause) and upon a change in control of our Company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of December 31, 2017, are described in detail below. In the case of each employment agreement, the terms of these arrangements were established through the course of arms-length negotiations with each executive officer, both at the time of hire and at the times of any later amendment. As part of these negotiations, the Compensation Committee analyzed the terms of the same or similar arrangements for comparable executives employed by companies in our industry group. This approach was used by the committee in setting the amounts payable and the triggering events under the arrangements. The termination of employment provisions of the employment agreements were entered into in order to address competitive concerns by providing those individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities in order to join our Company. At the time of entering into these arrangements, the Compensation Committee considered the aggregate potential obligations of our Company in the context of the desirability of hiring the individual and the expected compensation upon joining us. However, these contractual severance and post-termination arrangements have not affected the decisions the Compensation Committee has made regarding other compensation elements and the rationale for compensation decisions made in connection with these arrangements.

        The following summaries set forth estimated potential payments payable to each of our named executive officers upon termination of employment or a change of control of our Company under their current employment agreements and our stock plans and other compensation programs as if his employment had so terminated for these reasons, or the change of control had so occurred, on December 31, 2017. The Compensation Committee may, in its discretion, agree to revise, amend or add to the benefits if it deems advisable. For purposes of the following summaries, dollar amounts are estimates based on annual base salary as of December 31, 2017, benefits paid to the named executive officer in fiscal 2017 and stock and option holdings of the named executive officer as of December 31, 2017. The summaries assume a price per share of ION Common Stock of $19.75 per share, which was the closing price per share on December 29, 2017, the last business day of 2017, as reported on the NYSE. The actual amounts to be paid to the named executive officers can only be determined at the time of each executive's separation from the Company.

        The amounts of potential future payments and benefits as set forth in the tables below, and the descriptions of the assumptions upon which such future payments and benefits are based and derived, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are estimates of payments and benefits to certain of our executives upon their termination of employment or a change in control, and actual payments and benefits may vary materially from these estimates. Actual amounts can only be determined at the time of such executive's actual separation from our Company or the time of such change in control event. Factors that could affect these amounts and assumptions include the timing during the year of any such event, the price of our Common Stock, unforeseen future changes in our Company's benefits and compensation methodology and the age of the executive.

R. Brian Hanson

        Termination and Change of Control.    Mr. Hanson is entitled to certain benefits under his employment agreement upon the occurrence of any of the following events:

  •
  we terminate his employment other than for cause, death or disability;

  •
  Mr. Hanson resigns for "good reason"; or

  •
  a "change in control" involving our Company occurs and, within 12 months following the change in control, (a) we or our successor terminate Mr. Hanson's employment or (b) Mr. Hanson terminates his employment after we or our successor (i) elect not to extend the term of his employment agreement, (ii) assign to Mr. Hanson duties inconsistent with his CEO position, duties, functions, responsibilities, authority or reporting relationship to the Board under his employment agreement, (iii) become a privately-owned company as a result of a transaction in which Mr. Hanson does not participate within the acquiring group, (iv) are rendered a subsidiary or division or other unit of another company; or (v) take any action that would constitute "good reason" under his employment agreement.

        Under Mr. Hanson's employment agreement, a "change in control" occurs upon any of the following (which we refer to in this section as an "Employment Agreement Change of Control"):

  (1)
  the acquisition by a person or group of beneficial ownership of 40% or more of our outstanding shares of Common Stock other than any acquisitions directly from ION, acquisitions by ION or an employee benefit plan maintained by ION, or certain permitted acquisitions in connection with a "Merger" (as defined in sub-paragraph (3) below);

  (2)
  changes in directors on our board of directors such that the individuals that constitute the entire board cease to constitute at least a majority of directors of the board, other than new directors whose appointment or nomination for election was approved by a vote of at least a majority of the directors then constituting the entire board of directors (except in the case of election contests);

  (3)
  consummation of a "Merger"—that is, a reorganization, merger, consolidation or similar business combination involving ION—unless (i) owners of ION Common Stock immediately following such business combination together own more than 50% of the total outstanding stock or voting power of the entity resulting from the business combination in substantially the same proportion as their ownership of ION voting securities immediately prior to such Merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of our board of directors at the time of the execution of the initial agreement providing for the Merger; or

  (4)
  the sale or other disposition of all or substantially all of our assets.

        Upon the occurrence of any of the above events and conditions, Mr. Hanson would be entitled to receive the following (less applicable withholding taxes and subject to compliance with non-compete, non-solicit and no-hire obligations):

  •
  over a two-year period, a cash amount equal to two times his annual base salary and two times his target bonus amount in effect for the year of termination;

  •
  a prorated portion of any unpaid target incentive plan bonus for the year of termination; and

  •
  continuation of insurance coverage for Mr. Hanson as of the date of his termination for a period of two years at the same cost to him as prior to the termination.

        In addition, upon the occurrence of any of the above events or conditions, the vesting period for all of Mr. Hanson's unvested equity awards granted on or after January 1, 2012 having a remaining vesting period of two years or less as of the date of termination will immediately accelerate to vest in full. In such event, all restrictions on the awards will thereupon be immediately lifted and the exercise period of all outstanding vested stock options (including the option awards that have been so accelerated) granted on or after January 1, 2012 will continue in effect until the earlier of (a) two years after the date of termination or (b) the expiration of the full original term, as specified in each applicable stock option agreement.

        Change of Control Under Equity Compensation Plans.    Mr. Hanson and our other named executive officers currently hold outstanding awards under one or more of the following three equity compensation plans: our 2004 LTIP, 2013 LTIP and our Stock Appreciation Rights Plan. Under these plans, a "change of control" will be deemed to have occurred upon any of the following (which we refer to in this section as a "Plan Change of Control"):

  (1)
  the acquisition by a person or group of beneficial ownership of 40% or more of the outstanding shares of Common Stock other than acquisitions directly from ION, acquisitions by ION or an employee benefit plan maintained by ION, or certain permitted acquisitions in connection with a business combination described in sub-paragraph (3) below;

  (2)
  changes in directors such that the individuals that constitute the entire board of directors cease to constitute at least a majority of directors of the board, other than new directors whose appointment or nomination for election was approved by a vote of at least a majority of the directors then constituting the entire board of directors (except in the case of election contests);

  (3)
  consummation of a reorganization, merger, consolidation or similar business combination involving ION, unless (i) owners of our Common Stock immediately following such transaction together own more than 50% of the total outstanding stock or voting power of the entity resulting from the transaction and (ii) at least a majority of the members of the board of directors of the entity resulting from the transaction were members of our board of directors at the time the agreement for the transaction is signed; or

  (4)
  the sale of all or substantially all of our assets.

        Upon any such "Plan Change of Control," all of Mr. Hanson's stock options granted to him under the 2004 LTIP or the 2013 LTIP will become fully exercisable, all unvested restricted stock awards granted to him under the 2013 LTIP will automatically accelerate and become fully vested, and all unvested stock appreciation rights granted to him under the 2008 Stock Appreciations Rights Plan will become fully exercisable. In addition, any change of control of our Company will cause the remaining term of Mr. Hanson's employment agreement to adjust automatically to two years, commencing on the effective date of the change of control.

        We believe the double-trigger change-of-control benefit referenced above maximizes shareholder value because it motivates Mr. Hanson to remain in his position for a sufficient period of time following a change of control to ensure a smoother integration and transition for the new owners. Given his experience with our Company and within the seismic industry as our CFO and CEO, we believe Mr. Hanson's severance structure is in our best interest because it ensures that for a two-year period after leaving our employment, Mr. Hanson will not be in a position to compete against us or otherwise adversely affect our business.

        Death, Disability or Retirement.    Upon his death or disability, all unvested options, restricted stock and stock appreciation rights that Mr. Hanson holds would automatically accelerate and become fully vested. Upon his retirement, all unvested options and stock appreciation rights that Mr. Hanson holds would automatically accelerate and become fully vested. No unvested shares of restricted stock held by Mr. Hanson would automatically accelerate and become fully vested upon his retirement.

        Termination by Us for Cause or by Mr. Hanson Other Than for Good Reason.    Upon any termination by us for cause or any resignation by Mr. Hanson for any reason other than for "good reason" (as defined in his employment agreement), Mr. Hanson is not entitled to any payment or benefit other than the payment of unpaid salary and possibly accrued and unused vacation pay.

        Mr. Hanson's currently-held vested stock options and stock appreciation rights will remain exercisable after his termination of employment, death, disability or retirement for periods of between three months and one year following such event, depending on the event and the terms of the applicable plan and grant agreement. If Mr. Hanson is terminated for cause, all of his vested and unvested stock options, unvested restricted stock, and vested and unvested stock appreciation rights will be immediately forfeited. We have not agreed to provide Mr. Hanson any additional payments in the event any payment or benefit under his employment agreement is determined to be subject to the excise tax for "excess parachute payments" under U.S. federal income tax rules, or any other "tax gross-ups" under this employment agreement.

        Assuming Mr. Hanson's employment was terminated under each of these circumstances or a change of control occurred on December 31, 2017, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

Scenario	Cash Severance ($)(1)	Bonus ($)(2)	Insurance Continuation ($)(3)	Tax Gross-Ups ($)	Value of Accelerated Equity Awards ($)(4)
Without Cause or For Good Reason	1,200,000	1,200,000	38,665	—	—
Termination after change in control	1,200,000	1,200,000	38,665	—	3,892,086
Change of Control (if not terminated), Death or Disability	—	—	—	—	3,892,086
Retirement	—	—	—	—	2,913,750
Voluntary Termination	—	—	—	—	—

(1)
Payable over a two-year period. In addition to the listed amounts, if Mr. Hanson resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. Mr. Hanson is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)
Represents two times the estimate of the target bonus payment Mr. Hanson would be entitled to receive pursuant to our 2017 bonus incentive plan. The actual bonus payment he would be entitled to receive upon his termination may be different from the estimated amount, depending on the achievement of payment criteria under the bonus plan.

(3)
The value of insurance continuation contained in the above table is the total cost of COBRA continuation coverage for Mr. Hanson, maintaining his same levels of medical, dental and other insurance as in effect on December 31, 2017, less the amount of premiums to be paid by Mr. Hanson for such coverage.

(4)
As of December 31, 2017, Mr. Hanson held 49,536 unvested shares of restricted stock, unvested stock options to purchase 83,128 shares of Common Stock and 153,557 unvested cash-settled stock appreciation rights. The value of accelerated unvested options was calculated by multiplying 75,000 shares underlying Mr. Hanson's unvested options by $19.75 (the closing price per share on December 29, 2017, the last business day of 2017) and then deducting the aggregate exercise price for those shares (equal to $3.10 per share for those 75,000 options). The options having an exercise price greater than $19.75 per share were calculated as having a zero value. The value of the restricted stock that would accelerate and fully vest in the event of a Change in Control, death or disability was calculated by multiplying 49,536 shares by $19.75. The value of accelerated unvested stock appreciation rights was calculated by multiplying 100,000 shares by $19.75 and then deducting the settlement price of $3.10. Stock appreciation rights having an exercise price greater than $19.75 were calculated as having a zero value.

Steven A. Bate

        Termination and Change of Control.    Mr. Bate is entitled to certain benefits under his employment agreement upon the occurrence of any of the following events:

  •
  we terminate his employment other than for cause, death or disability;

  •
  Mr. Bate resigns for "good reason"; or

  •
  an "Employment Agreement Change of Control" (see "—R. Brian Hanson—Termination and Change of Control" above) involving our Company occurs and, within 12 months following the change in control, (a) we or our successor terminate Mr. Bate's employment or (b) Mr. Bate terminates his employment after we or our successor (i) elect not to extend the term of his employment agreement, (ii) assign to Mr. Bate duties inconsistent with his CFO position, duties, functions, responsibilities, authority or reporting relationship to the Board under his employment agreement, (iii) become a privately-owned company as a result of a transaction in which Mr. Bate does not participate within the acquiring group, (iv) are rendered a subsidiary or division or other unit of another company; or (v) take any action that would constitute "good reason" under his employment agreement.

        Upon the occurrence of any of the above events and conditions, Mr. Bate would be entitled to receive the following (less applicable withholding taxes and subject to compliance with non-compete, non-solicit and no-hire obligations):

  •
  over a two-year period, a cash amount equal to two times his annual base salary in effect for the year of termination;

  •
  a prorated portion of any unpaid target incentive plan bonus for the year of termination; and

  •
  continuation of insurance coverage for Mr. Bate as of the date of his termination for a period of eighteen months at the same cost to him as prior to the termination.

        Change of Control Under Equity Compensation Plans.    Upon a "Plan Change of Control", (see "—R. Brian Hanson—Change of Control Under Equity Compensation Plans" above), all of Mr. Bate's stock options granted to him under the 2004 LTIP or the 2013 LTIP will become fully exercisable, all restricted stock awards granted to him under the 2013 LTIP will automatically accelerate and become fully vested, and all unvested stock appreciation rights granted to him under the 2008 Stock Appreciations Rights Plan will become fully exercisable. In addition, any change of control of our Company will cause the remaining term of Mr. Bate's employment agreement to adjust automatically to two years, commencing on the effective date of the change of control.

        Upon his death or disability, all unvested options, restricted stock and stock appreciation rights that Mr. Bate holds would automatically accelerate and become fully vested. Upon his retirement, all unvested options and stock appreciation rights that Mr. Bate holds would automatically accelerate and become fully vested. No unvested shares of restricted stock held by Mr. Bate would automatically accelerate and become fully vested upon his retirement.

        Upon any termination by us for cause or any resignation by Mr. Bate for any reason other than for "good reason" (as defined in his employment agreement), Mr. Bate is not entitled to any payment or benefit other than the payment of unpaid salary and possibly accrued and unused vacation pay.

        Mr. Bate's currently-held vested stock options and stock appreciation rights will remain exercisable after his termination of employment, death, disability or retirement for periods of between three months and one year following such event, depending on the event and the terms of the applicable plan and grant agreement. If Mr. Bate is terminated for cause, all of his vested and unvested stock options, unvested restricted stock, and vested and unvested stock appreciation rights will be immediately forfeited.

        Assuming Mr. Bate employment was terminated under each of these circumstances or a change of control occurred on December 31, 2017, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

Scenario	Cash Severance ($)(1)	Bonus ($)(2)	Insurance Continuation ($)(3)	Value of Accelerated Equity Awards ($)(4)
Without Cause or For Good Reason	750,000	—	20,208	—
Termination after change in control	750,000	—	20,208	1,943,574
Change of Control (if not terminated), Death or Disability	—	—	—	1,943,574
Retirement	—	—	—	1,456,875
Voluntary Termination	—	—	—	—

(1)
Payable over a two-year period. In addition to the listed amounts, if Mr. Bate resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. Mr. Bate is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)
The actual bonus payment he would be entitled to receive upon his termination may be different from the estimated amount, depending on the achievement of payment criteria under the bonus plan.

(3)
The value of insurance continuation contained in the above table is the total cost of COBRA continuation coverage for Mr. Bate, maintaining his same levels of medical, dental and other insurance as in effect on December 31, 2017, less the amount of premiums to be paid by Mr. Bate for such coverage.

(4)
As of December 31, 2017, Mr. Bate held 24,643 unvested shares of restricted stock, unvested stock options to purchase 42,283 shares of Common Stock and 74,444 unvested cash-settled stock appreciation rights. The value of accelerated unvested options was calculated by multiplying 37,500 shares underlying Mr. Bate's unvested options by $19.75 (the closing price per share on December 29, 2017, the last business day of 2017) and then deducting the aggregate exercise price for those shares (equal to $3.10 per share for those 37,500 options). The options having an exercise price greater than $19.75 per share were calculated as having a zero value. The value of the restricted stock that would accelerate and fully vest in the event of a Change in Control, death or disability was calculated by multiplying 24,643 shares by $19.75. The value of accelerated unvested stock appreciation rights was calculated by multiplying 50,000 shares by $19.75 and then deducting the settlement price of $3.10. Stock appreciation rights having an exercise price greater than $19.75 per share were calculated as having a zero value.

Matthew R. Powers

        Mr. Powers is not entitled to receive any contractual severance pay if we terminate his employment without cause. Upon a "Plan Change of Control" (see "—R. Brian Hanson—Change of Control Under Equity Compensation Plans" above), all of his unvested stock options granted to him under the 2013 LTIP will become fully exercisable, all unvested restricted stock awards granted to him under the 2013 LTIP will automatically accelerate and become fully vested, and all unvested stock appreciation rights granted to him under the 2008 Stock Appreciations Rights Plan will become fully exercisable. Upon his death or disability, all unvested options, restricted stock and stock appreciation rights that Mr. Powers holds would automatically accelerate and become fully vested. Upon his retirement, all unvested options and stock appreciation rights that Mr. Powers holds would automatically accelerate and become fully vested. No shares of unvested restricted stock held by Mr. Powers would automatically accelerate and become fully vested upon his retirement.

        The vested stock options and stock appreciation rights held by Mr. Powers will remain exercisable after his termination of employment, death, disability or retirement for periods of between three months and one year following such event, depending on the event and the terms of the applicable stock plan and grant agreement. If Mr. Powers is terminated for cause, all of his vested and unvested stock options, unvested restricted stock, and vested and unvested stock appreciation rights will be immediately forfeited.

        Assuming his employment was terminated under each of these circumstances or a change of control occurred on December 31, 2017, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

Scenario	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)(2)
Without Cause	—	—
Change of Control (regardless of termination), Death or Disability	—	618,856
Retirement	—	355,549
Voluntary Termination	—	—

(1)
If Mr. Powers resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. Mr. Powers is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)
As of December 31, 2017, Mr. Powers held 13,332 unvested shares of restricted stock, unvested stock options to purchase 39,875 shares of Common Stock and 3,334 unvested cash-settled stock appreciation rights. The value of accelerated unvested options was calculated by multiplying 39,750 shares underlying Mr. Powers' unvested options by $19.75 (the closing price per share on December 29, 2017, the last business day of 2017) and then deducting the aggregate exercise price for those shares (equal to $3.10 per share for 3,750 options and $13.15 per share for 36,000 options). The options having an exercise price greater than $19.75 per share were calculated as having a zero value. The value of the restricted stock that would accelerate and fully vest in the event of a Change in Control, death or disability was calculated by multiplying 13,332 shares by $19.75. The value of accelerated unvested stock appreciation rights was calculated by multiplying 3,334 shares by $19.75 and then deducting the settlement price of $3.10.

Christopher T. Usher

        Mr. Usher is not entitled to receive any contractual severance pay if we terminate his employment without cause. Upon a "Plan Change of Control" (see "—R. Brian Hanson—Change of Control Under Equity Compensation Plans" above), all of his unvested stock options granted to him under the 2004 LTIP or the 2013 LTIP will become fully exercisable, all restricted stock awards granted to him under the 2013 LTIP will automatically accelerate and become fully vested, and all unvested stock appreciation rights granted to him under the 2008 Stock Appreciations Rights Plan will become fully exercisable. Upon his death or disability, all unvested options, restricted stock and stock appreciation rights that Mr. Usher holds would automatically accelerate and become fully vested. Upon his retirement, all unvested options and stock appreciation rights that Mr. Usher holds would automatically accelerate and become fully vested. No unvested shares of restricted stock held by Mr. Usher would automatically accelerate and become fully vested upon his retirement.

        The vested stock options and stock appreciation rights held by Mr. Usher will remain exercisable after his termination of employment, death, disability or retirement for periods of between three months and one year following such event, depending on the event and the terms of the applicable stock plan and grant agreement. If Mr. Usher is terminated for cause, all of his vested and unvested stock options, unvested restricted stock, and vested and unvested stock appreciation rights will be immediately forfeited.

        Assuming his employment was terminated under each of these circumstances or a change of control occurred on December 31, 2017, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

Scenario	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)(2)
Without Cause	—	—
Change of Control (regardless of termination), Death or Disability	—	1,338,771
Retirement	—	1,144,688
Voluntary Termination	—	—

(1)
If Mr. Usher resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. Mr. Usher is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)
As of December 31, 2017, Mr. Usher held 9,827 unvested shares of restricted stock, unvested stock options to purchase 21,165 shares of Common Stock and 61,728 unvested cash-settled stock appreciation rights. The value of accelerated unvested options was calculated by multiplying 18,750 shares underlying Mr. Usher's unvested options by $19.75 (the closing price per share on December 29, 2017, the last business day of 2017) and then deducting the aggregate exercise price for those shares (equal to $3.10 per share for those 18,750 options). The options having an exercise price greater than $19.75 per share were calculated as having a zero value. The value of the restricted stock that would accelerate and fully vest in the event of a Change in Control, death or disability was calculated by multiplying 9,827 shares by $19.75. The value of accelerated unvested stock appreciation rights was calculated by multiplying 50,000 shares by $19.75 and then deducting the settlement price of $3.10. Stock appreciation rights having an exercise price greater than $19.75 per share were calculated as having a zero value.

Kenneth G. Williamson

        Mr. Williamson is not entitled to receive any contractual severance pay if we terminate his employment without cause. Upon a "Plan Change of Control" (see "—R. Brian Hanson—Change of Control Under Equity Compensation Plans" above), all of his unvested stock options granted to him under the 2004 LTIP or the 2013 LTIP will become fully exercisable, all unvested restricted stock awards granted to him under the 2013 LTIP will automatically accelerate and become fully vested, and all unvested stock appreciation rights granted to him under the 2008 Stock Appreciations Rights Plan will become fully exercisable. Upon his death or disability, all unvested options, restricted stock and stock appreciation rights that Mr. Williamson holds would automatically accelerate and become fully vested. Upon his retirement, all unvested options and stock appreciation rights that Mr. Williamson holds would automatically accelerate and become fully vested. No unvested shares of restricted stock held by Mr. Williamson would automatically accelerate and become fully vested upon his retirement.

        The vested stock options and stock appreciation rights held by Mr. Williamson will remain exercisable after his termination of employment, death, disability or retirement for periods of between three months and one year following such event, depending on the event and the terms of the applicable stock plan and grant agreement. If Mr. Williamson is terminated for cause, all of his vested and unvested stock options, unvested restricted stock, and vested and unvested stock appreciation rights will be immediately forfeited.

        Assuming his employment was terminated under each of these circumstances or a change of control occurred on December 31, 2017, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

Scenario	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)(2)
Without Cause	—	—
Change of Control (regardless of termination), Death or Disability	—	1,530,698
Retirement	—	1,269,563
Voluntary Termination	—	—

(1)
If Mr. Williamson resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. Mr. Williamson is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)
As of December 31, 2017, Mr. Williamson held 13,222 unvested shares of restricted stock, unvested stock options to purchase 30,751 shares of Common Stock and 79,013 unvested cash-settled stock appreciation rights. The value of accelerated unvested options was calculated by multiplying 26,250 shares underlying Mr. Williamson's unvested options by $19.75 (the closing price per share on December 29, 2017, the last business day of 2017) and then deducting the aggregate exercise price for those shares (equal to $3.10 per share for those 26,250 options). The options having an exercise price greater than $19.75 per share were calculated as having a zero value. The value of the restricted stock that would accelerate and fully vest in the event of a Change in Control, death or disability was calculated by multiplying 13,222 shares by $19.75. The value of accelerated unvested stock appreciation rights was calculated by multiplying 50,000 shares by $19.75 and then deducting the settlement price of $3.10. Stock appreciation rights having an exercise price greater than $19.75 per share were calculated as having a zero value.

 2017 Pension Benefits and Nonqualified Deferred Compensation

        None of our named executive officers participates or has account balances in (i) any qualified or non-qualified defined benefit plans or (ii) any non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Equity Compensation Plan Information
(as of December 31, 2017)

        The following table provides certain information regarding our equity compensation plans under which equity securities are authorized for issuance, categorized by (i) the equity compensation plans previously approved by our shareholders and (ii) the equity compensation plans not previously approved by our shareholders:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity Compensation Plans Approved by Shareholders
2003 Stock Option Plan	333	$243.90	—
2004 Long-Term Incentive Plan ("2004 LTIP")	297,614	$79.44	—
Second Amended and Restated 2013 Long-Term Incentive Plan ("2013 LTIP")	584,870	$11.78	488,403
2010 Employee Stock Purchase Plan	—	—	47,241

Subtotal	882,817		535,644
Equity Compensation Plans Not Approved by Shareholders
ARAM Systems Employee Inducement Stock Option Program	7,524	$211.50	—

Subtotal	7,524		—

Total	890,341		535,644

        Following is a brief description of the material terms of the equity compensation plan that was not approved by our shareholders:

        ION Geophysical Corporation—ARAM Systems Employee Inducement Stock Option Program.    In connection with our acquisition of all of the capital stock of ARAM Systems, Ltd and its affiliates in September 2008, we entered into employment inducement stock option agreements with 48 key employees of ARAM as material inducements to their joining ION. The terms of these stock options are for 10 years, and the options become exercisable in four equal installments each year with respect to 25% of the shares each on the first, second, third and fourth consecutive anniversary dates of the date of grant. The options may be sooner exercised upon the occurrence of a "change of control" of ION. The number of shares of Common Stock covered by each option is subject to adjustment to prevent dilution resulting from stock dividends, stock splits, recapitalizations or similar transactions.

        A description of our Stock Appreciation Rights Plan has not been provided in this sub-section because awards of SARs made under that plan may be settled only in cash.

 CEO PAY RATIO DISCLOSURE

        As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Mr. R. Brian Hanson, our Chief Executive Officer (our "CEO"):

        For 2017, our last completed fiscal year:

  •
  the median of the annual total compensation of all employees of our company (other than our CEO), was $95,487; and

  •
  the annual total compensation of our CEO was $1,766,639.

        Based on this information, for 2017, the ratio of the annual total compensation of Mr. R. Brian Hanson, our Chief Executive Officer, to the median of the annual total compensation of all employees was 19 to 1.

        We selected December 29, 2017 as the date upon which we would identify the "median employee". As of December 29, 2017, we had 469 employees worldwide. Relying upon the "de minimis exemption" in Item 402(u) of Regulation S-K (and using the total number of employees referenced in the preceding sentence for our de minimis calculation), we excluded 22 employees from eight countries (in each case, excluding all employees in the jurisdiction) as follows:

Jurisdiction	No. of Employees	Jurisdiction	No. of Employees
Australia	1	Netherlands	1
Brazil	3	People's Republic of China	4
Egypt	5	Russia	4
Malaysia	1	United Arab Emirates	3

        Our employee population, after taking into consideration the de minimis exemption, consisted of 447 individuals. We used total compensation as calculated in accordance with Item 402(c)(2)(x) as our compensation measure and calculated it for each of the 447 employees. We annualized for any full-time employee that was not employed for all of calendar year 2017. We applied a British Pound Sterling ("GBP") to U.S. dollar and Canadian Dollar ("CAD") to U.S. dollar exchange rates as of December 29, 2017 to the compensation elements paid in the respective currencies.

 ITEM 2—ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

        As required by Section 14A of the Exchange Act, we are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers as we have described it in the "Executive Compensation" section of this Proxy Statement. This advisory vote is sometimes referred to as "Say on Pay." While this vote is not binding on our Company, management and the Compensation Committee will review the voting results for purposes of obtaining information regarding investor sentiment about our executive compensation philosophy, policies and practices. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the negative votes, and consider them in making decisions about our executive compensation programs in the future. At our 2017 Annual Meeting, our shareholders approved our non-binding advisory vote to approve the compensation of our named executive officers, with approximately 71% of the votes cast on the proposal voting in favor of its approval.

        We believe that the information we have provided within the Executive Compensation section of this Proxy Statement demonstrates that our executive compensation program is designed appropriately and is working to ensure management's interests are aligned with our shareholders' interests to support long-term value creation. As described above in detail under "—Compensation Discussion and Analysis," our compensation program reflects a balance of short-term incentives (including performance-based cash bonus awards), long-term incentives (including equity awards that vest over up to four years), and protective measures, such as clawback and anti-hedging policies and stock ownership guidelines, that are designed to support our long-term business strategies and drive creation of shareholder value. We believe that our program is (i) aligned with the competitive market for talent, (ii) sensitive to our financial performance and (iii) oriented to long-term incentives, in order to maintain and improve our long-term profitability. We believe our program delivers reasonable pay that is strongly linked to our performance over time relative to peer companies and rewards sustained performance that is aligned with long-term shareholder interests. Our executive compensation program is also designed to attract and to retain highly-talented executive officers who are critical to the successful implementation of our Company's strategic business plan.

        We routinely evaluate the individual elements of our compensation program in light of market conditions and governance requirements and make changes as appropriate for our business. For example, in 2009 and in 2015 we reduced base salaries for most company employees, with the largest reductions borne by our executives, including our named executive officers. In addition, our employment contract with our Chief Executive Officer does not contain tax gross-ups or single trigger change of control provisions. We are continuously seeking to improve our executive compensation programs and align our programs with shareholder interests. We believe that our executive compensation program continues to drive and promote superior financial performance for our Company and our shareholders over the long term through a variety of business conditions.

        We have regularly sought approval from our shareholders regarding portions of our compensation program that we have used to motivate, retain and reward our executives. Since 2000, our shareholders have voted on and approved our equity compensation plans (and amendments to those plans) thirteen times, in addition to approving our overall executive compensation program for each of the last seven years. Those incentive plans make up a significant portion of the overall compensation that we provide to our executives. Over the years, we have made numerous changes to our executive compensation program in response to shareholder input. Because the vote is advisory, however, it will not be binding upon our Board or the Compensation Committee, and neither our Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will carefully evaluate the outcome of the vote when considering future executive compensation arrangements. After our Annual Meeting in May 2018, our next say-on-pay vote will occur at our next Annual Meeting scheduled to be held in May 2019.

        Accordingly, our Board strongly endorses the Company's executive compensation program and recommends that shareholders vote in favor of the following advisory resolution:

        RESOLVED, that the shareholders approve the compensation paid to the named executive officers of the Company, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the Company's Proxy Statement for the 2018 Annual Meeting of Shareholders.

        We encourage our shareholders to review closely the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure before voting on this proposal. The Compensation Discussion and Analysis describes and explains our executive compensation policies and practices and the process that was used by the Compensation Committee of our Board to reach its decisions on the compensation of our named executive officers for 2017. It also contains a discussion and analysis of each of the primary components of our executive compensation program—base salary, annual cash incentive awards and long-term incentive awards—and the various post-employment arrangements that we have entered into with certain of our named executive officers.

        The Board recommends that shareholders vote "FOR" the advisory (non-binding) vote to approve the compensation of our named executive officers, as described in this Proxy Statement.

ITEM 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        We have appointed Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2017. Grant Thornton served as our independent auditors for 2017.

        The Board recommends that shareholders vote "FOR" ratification of the appointment of Grant Thornton as our independent auditors for 2018.

        In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Regardless of the outcome of the vote, however, the Audit Committee at all times has the authority within its discretion to recommend and approve any appointment, retention or dismissal of our independent auditors.

 REPORT OF THE AUDIT COMMITTEE

        The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings under the Securities Act or the Exchange Act, except to the extent ION specifically incorporates this Report by reference therein.

        ION's management is responsible for ION's internal controls, financial reporting process, compliance with laws, regulations and ethical business standards and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. ION's independent registered public accounting firm is responsible for performing an independent audit of ION's financial statements in accordance with generally accepted auditing standards and the effectiveness of ION's internal control over financial reporting, and issuing an opinion thereon. The Board of ION appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. Each year the Audit Committee reviews its Charter and reports to the Board on its adequacy in light of applicable rules of the NYSE. In addition, each year ION furnishes a written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the Charter of the Audit Committee.

        The Charter of the Audit Committee specifies that the primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the financial statements of ION; (2) compliance by ION with legal and regulatory requirements; (3) the independence, qualifications and performance of ION's independent registered public accountants; and (4) the performance of ION's internal auditors and internal audit function. In carrying out these responsibilities during 2017, and early in 2018 in preparation for the filing with the SEC of ION's Annual Report on Form 10-K, as amended, for the year ended December 31, 2017, the Audit Committee, among other things:

  •
  reviewed and discussed the audited financial statements with management and ION's independent registered public accounting firm;

  •
  reviewed the overall scope and plans for the audit and the results of the examinations of ION's independent registered public accounting firm;

  •
  met with ION management periodically to consider the adequacy of ION's internal control over financial reporting and the quality of its financial reporting and discussed these matters with its independent registered public accounting firm and with appropriate ION financial personnel and internal auditors;

  •
  discussed with ION's senior management, independent registered public accounting firm and internal auditors the process used for ION's Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the Form 10-K and other periodic filings with the SEC;

  •
  reviewed and discussed with ION's independent registered public accounting firm (1) their judgments as to the quality (and not just the acceptability) of ION's accounting policies, (2) the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm's communication with the Audit Committee concerning independence, and the independence of the independent registered public accounting firm, and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required by Statement of Public Company Accounting Oversight Board ("PCAOB") AS No. 1301, "Communications with Audit Committees";

  •
  based on these reviews and discussions, as well as private discussions with ION's independent registered public accounting firm and internal auditors, recommended to the Board the inclusion of the audited financial statements of ION and its subsidiaries in the 2017 Form 10-K, as amended, for filing with the SEC;

  •
  recommended the selection of Grant Thornton LLP as ION's independent registered public accounting firm for the fiscal year ending December 31, 2018; and

  •
  determined that the non-audit services provided to ION by its independent registered public accounting firm (discussed below under "—Principal Auditor Fees and Services") are compatible with maintaining the independence of the independent auditors.

        The Audit Committee met five times during 2017. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee's meetings include, whenever appropriate, executive sessions with ION's independent registered public accountants and with ION's internal auditors, in each case without the presence of ION's management. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by ION regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by ION's employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's consideration and discussions with management and the independent registered public accounting firm do not assure that ION's financial statements are presented in accordance with generally accepted accounting principles or that the audit of ION's financial statements has been carried out in accordance with generally accepted auditing standards.

S. James Nelson, Jr., Chairman Michael C. Jennings James M. Lapeyre, Jr.

 PRINCIPAL AUDITOR FEES AND SERVICES

        In connection with the audit of the 2017 financial statements, we entered into an engagement agreement with Grant Thornton that sets forth the terms by which Grant Thornton would perform audit services for our Company. The following table shows the fees billed to us or accrued by us for the audit and other services provided by Grant Thornton for 2017 and 2016:

Fees	2017	2016
Audit Fees(a)	$1,110,900	$1,279,600
All Other Fees	—	—

Total	$1,110,900	$1,279,600

(a)
Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, audits of subsidiaries, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

        Our Audit Committee Charter provides that all audit services and non- audit services must be approved by the Audit Committee or a member of the Audit Committee. The Audit Committee has delegated to the Chairman of the committee the authority to pre-approve audit, audit-related and non-audit services not prohibited by law to be performed by our independent auditors and associated fees, so long as (i) the estimate of such fees does not exceed $50,000, (ii) the Chairman reports any decisions to pre-approve those services and fees to the full Audit Committee at a future meeting and (iii) the term of any specific pre-approval given by the Chairman does not exceed 12 months from the date of pre-approval.

        All non-audit services were reviewed with the Audit Committee or the Chairman, which concluded that the provision of such services by Grant Thornton, was compatible with the maintenance of such firm's independence in the conduct of its auditing functions.

Other Matters

        A representative of Grant Thornton will be available at the Annual Meeting, will be afforded an opportunity to make a statement if he/she desires to do so and will be available to respond to appropriate questions.

        This Proxy Statement has been approved by the Board of Directors and is being made available to shareholders by its authority.

Matthew Powers Executive Vice President, General Counsel and Corporate Secretary

Houston, Texas
April 13, 2018

        The 2017 Annual Report to Shareholders includes our financial statements for the fiscal year ended December 31, 2017. We have mailed a notice of the 2017 Annual Report to Shareholders and this Proxy Statement to all of our shareholders of record. The 2017 Annual Report to Shareholders does not form any part of the material for the solicitation of proxies.

NNNNNNNNNNNN . Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals No. 2 and No. 3. + 1. Elect the following three (3) members to the Board of Directors to serve until the 2021 Annual Meeting of Shareholders or until their respective successors are elected and qualify: For Withhold For Withhold For Withhold 01 - R. Brian Hanson 02 - Zheng HuaSheng 03 - James M. Lapeyre, Jr. For Against Abstain ForAgainst Abstain 2. Advisory (non-binding) vote to approve the compensation of our named executive officers. 3. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (independent auditors) for 2018. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed. The undersigned hereby revokes all previous proxies given. This Proxy may be revoked at any time prior to a vote thereon. Receipt of the accompanying Proxy Statement and Annual Report of the Company for the fiscal year ended December 31, 2017, is hereby acknowledged. Please sign exactly as your name(s) appears on this card. If shares stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares are held of record by a corporation, this Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date the Proxy. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 3 7 2 9 6 1 2 02S83D NNNNNNNNN B A Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — ION Geophysical Corporation PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The aforesigned hereby appoints James M. Lapeyre, Jr. and R. Brian Hanson, and each of them, with full power of substitution to represent the aforesigned and to vote all of the shares of Common Stock in ION Geophysical Corporation (the “Company”), a Delaware corporation, that the aforesigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 16, 2018, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 13, 2018, and (2) in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof. ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED FOR ALL THE NOMINEES LISTED, FOR PROPOSALS NO. 2 AND NO. 3. PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE!